UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
CERNER CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
____________________________________________________________________________________________

(2) Aggregate number of securities to which transactions applies:
____________________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11:
____________________________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
____________________________________________________________________________________________

(5) Total fee paid:
____________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
____________________________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________________

(3) Filing Party:
____________________________________________________________________________________________

(4) Date Filed:
___________________________________________________________________________________________

April 13, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders' Meeting of Cerner Corporation to be held at 10:00 a.m., local time, on May 22, 2015, at The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

Details of the business to be conducted at the Annual Shareholders' Meeting are provided in the attached Notice of Annual Shareholders' Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote for shares held in your name, you may do so automatically by voting in person at the meeting.

Promptly voting by telephone or Internet or returning your Proxy Card in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.

Very truly yours,

CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF ANNUAL SHAREHOLDERS' MEETING
MAY 22, 2015

TO OUR SHAREHOLDERS:

The Annual Shareholders' Meeting of Cerner Corporation will be held on May 22, 2015, at 10:00 a.m. local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, for the following purposes:

1.	To elect three Class II Directors: Mitchell E. Daniels, Jr., Clifford W. Illig and William B. Neaves, Ph.D., each to serve for a three year term (see Proposal #1);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2015 (see Proposal #2);

3.	To conduct an advisory vote to approve the compensation of our Named Executive Officers (see Proposal #3);

4.	To approve the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan (see Proposal #4);

5.	To approve the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (see Proposal #5); and

6.	Any other business that may properly come before the Annual Shareholders' Meeting or any adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

The holder of record of each share of our Common Stock at the close of business on Wednesday, March 25, 2015 is entitled to receive notice of and to vote at the Annual Shareholders' Meeting or any adjournment or postponement of the meeting. Shares of Common Stock can be voted at the Annual Shareholders' Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether you intend to be present at the Annual Shareholders' Meeting. You are urged, however, to attend the Annual Shareholders' Meeting.

A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary

You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 22, 2015: The 2015 Proxy Statement and 2014 Annual Report to Shareholders are available at www.cerner.com under "About Cerner, Investor Relations, Financial Information, Proxy Materials."

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2015 ANNUAL SHAREHOLDERS' MEETING
MAY 22, 2015

This Proxy Statement, which is being mailed on or about April 13, 2015, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the Annual Shareholders' Meeting of the Company to be held on May 22, 2015, commencing at 10:00 a.m., local time, at The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of common stock, par value $0.01 per share, of the Company ("Common Stock") if our records show that you held your shares as of the close of business on Wednesday, March 25, 2015, the record date for our meeting. At the close of business on that date, 343,931,646 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. The Proxy Card contains voting instructions.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares over the Internet, by telephone, by mail or in person. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.    By Internet:  The website for voting is at http://www.ProxyVote.com. You may vote via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 21, 2015.

In order to vote on the Internet, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the Internet voting system, you do not need to return your Proxy Card.

2.    By Telephone:  You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 21, 2015. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

In order to vote by telephone, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the telephone voting system, you do not need to return your Proxy Card.

3.    By Mail: To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Friday, May 22, 2015, the day of the Annual Shareholders' Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Thursday, May 21, 2015, the day before the Annual Shareholders' Meeting.

4.    In Person:  Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the three methods above prior to the meeting and still attend the Annual Shareholders' Meeting. In all cases, a vote at the Annual Shareholders' Meeting will revoke any prior votes.

Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number.

How may I revoke or change my proxy instructions?
If you vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Follow the telephone or Internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote;

2. Send us another signed proxy with a later date that we receive before 10:00 a.m. (CT) on Friday, May 22, 2015;

3. Send a letter revoking your proxy to our Corporate Secretary that is received before 10:00 a.m. (CT) on Friday, May 22, 2015; or

4. Attend the Annual Shareholders' Meeting and vote your shares in person.

How are votes counted?
The Annual Shareholders' Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Shareholders' Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders' Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm, even if the broker does not receive voting instructions from you.

Brokers do not have discretionary voting rights with respect to all other voting items: the election of Directors (Proposal #1), the advisory vote to approve the compensation of our Named Executive Officers (Proposal #3), the approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan (Proposal #4), or the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5). Therefore, if you do not instruct your broker on how you would like your shares voted with respect to these proposals, your shares will not be voted.

May I attend the Annual Shareholders' Meeting?
If you were a holder of record on the record date, Wednesday, March 25, 2015, you may attend and vote at the Annual Shareholders' Meeting. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your bank or broker.

What vote is required?
In an uncontested Director election, such as this one, the favorable vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (Proposal #1). Therefore, if you elect to "Abstain" from voting for any nominee, such action will be counted as a vote against the nominee; however, if you do not (a) vote for a nominee on your Proxy Card, or (b) instruct your broker how to vote for the election of Directors, then your vote will not count for or against such nominee. No shareholder may vote in person or by proxy for more than three nominees at the Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

• the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);
• the approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan (Proposal #4);
• the approval of the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5); and
• any other proposal that might properly come before the meeting.

With respect to Proposal #3 (the advisory say-on-pay vote on executive compensation), the results of this vote are not binding on the Board, whether or not any resolution is passed at the Annual Shareholders' Meeting. In evaluating the shareholder vote on this advisory resolution, the Board will consider the voting results in their entirety.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. Abstentions are treated as votes "Against" Proposal #s 1 and 3. Brokers may use their discretionary voting authority only with respect to the ratification of our independent registered public accounting firm (Proposal #2).

How does the Board recommend that I vote?
The Board recommends a vote in favor of:

• all nominees for Director (Proposal #1);
• the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2015 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);
• the approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan (Proposal #4); and
• the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5).

Who pays the cost of this proxy solicitation?
We will bear all costs of solicitation of proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Who should I call if I have questions?	If you have questions about the Annual Shareholders' Meeting or voting, please call our Corporate Secretary, Randy D. Sims, at (816) 201-1024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 22, 2015: The 2015 Proxy Statement and 2014 Annual Report to Shareholders are available at www.cerner.com under "About Cerner, Investor Relations, Financial Information, Proxy Materials."

INFORMATION CONCERNING DIRECTORS

Our Bylaws currently provide for a Board consisting of nine persons, divided into three classes serving staggered terms of three years.

The terms of our three Class II Directors will expire at this year's Annual Shareholders' Meeting. Each of the current Class II Directors has been recommended by our Nominating, Governance & Public Policy ("NG&PP") Committee for re-election and has been nominated by our Board. Those elected as Class II Directors this year will serve as Directors until the 2018 annual meeting. The terms of the Class III and Class I Directors will expire at the 2016 and 2017 annual meetings, respectively.

The Board has determined that all seven current non-employee members of the Board are independent Directors as required by the Securities and Exchange Commission ("SEC") and The NASDAQ Stock Market. The names and biographies of the Company's current Directors, including those individuals nominated for re-election as Class II Directors, are set forth below.

CLASS I

Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations. Mr. Danforth served as an Ambassador to the United Nations from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1995 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth was a partner in the law firm of Bryan Cave LLP until his retirement in September 2014. Mr. Danforth currently serves on the Commission on Presidential Debates and served as a director of Greenhill & Co. from February 2005 until March 2014.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Danforth should be nominated and serve as a Director: his government and public policy professional background and experience, current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with health care related companies and policies.

John C. Danforth (Age 78) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from July 2010 to September 2013, a position he also held from March 1999 until August 1999.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Patterson should be nominated and serve as a Director: his entrepreneurial and leadership skills and proven visionary leadership while serving as the Company's Chief Executive Officer and Chairman, his information technology expertise and his extensive knowledge and understanding of the Company's business, operations, solutions and services.

Neal L. Patterson (Age 65)

Mr. Zollars has been a Director of the Company since May 2005. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as YRC Freight), which position he held from November 1999 to July 2011. YRC Freight provides transportation and global logistics services. Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars serves on the boards of CIGNA Corporation and Prologis, Inc. Mr. Zollars also serves on the board of The Carlson School of Management at the University of Minnesota.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should be nominated and serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision making, risk management and corporate financial statements.

William D. Zollars (Age 67) Member of the: • Audit Committee • Compensation Committee

CLASS II

Mr. Daniels was appointed to the Board of Directors in December 2013. Mr. Daniels has been the President of Purdue University since January 2013. Prior to joining Purdue University, Mr. Daniels served as Governor of the State of Indiana. He was elected the 49th governor of Indiana in his first bid for any elected office in 2004. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. His work as CEO of the Hudson Institute and President of Eli Lilly & Company's North American Pharmaceutical Operations taught him the business skills he brought to state government. He also served as Chief of Staff to Senator Richard Lugar, Senior Advisor to President Ronald Reagan and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as the co-chair of the National Research council and as a director for Energy Systems Network.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should serve as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards and his experience with health care related companies and policies.

Mitchell E. Daniels, Jr. (Age 66) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. He was appointed Vice Chairman of the Board of Directors in March 1999. Mr. Illig previously served as Chief Operating Officer of the Company until October 1998 and as President of the Company until March 1999. Mr. Illig is also a member of the Board of Directors of Stowers Resource Management, Inc.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Illig should serve as a Director: his leadership skills acquired while serving as the Company's Vice Chairman of the Board, former President and former Chief Operating Officer, his information technology expertise and his extensive knowledge and understanding of the Company's business, operations, solutions and services.

Clifford W. Illig (Age 64)

Dr. Neaves has been a Director of the Company since March 2001. From June 2000 through June 2010, Dr. Neaves served as the Chief Executive Officer and as a member of the Board of Directors of The Stowers Institute for Medical Research, which conducts basic research on genes and proteins that control fundamental processes in living cells in the hope of unlocking the mysteries of disease and finding keys to their cause, treatment and prevention. Dr. Neaves continues as a member of the Board of Directors of The Stowers Institute in his current position as President Emeritus (and a member of the boards of directors of various affiliated companies, including Stowers Resource Management, Inc.). He also served as President of The Stowers Institute from June 2000 through July 2009. For twenty years prior to joining The Stowers Institute in 2000, he served in various leadership positions at the University of Texas Southwestern Medical Center in Dallas, Texas. He served in succession as Dean of the University of Texas Southwestern Graduate School, Dean of the University of Texas Southwestern Medical School, and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. Dr. Neaves is presently a member of the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine and a Fellow of the American Academy of Arts & Sciences.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Neaves should serve as a Director: his medical and science-based professional background and experience, current and previously held leadership positions at privately funded research institutions and academic institutions, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, and his extensive experience with genomics, health care research and corporate financial statements.

William B. Neaves, Ph.D. (Age 71) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

CLASS III

Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is the co-founder, Chairman and Chief Executive Officer of The Health Management Academy, which provides an open environment for the senior executives of the country's largest health systems and corporations to exchange best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. From 1998 to September 2011, Dr. Bisbee was President, Chief Executive Officer and Chairman of the Board of Directors of ReGen Biologics, Inc. ("ReGen"), which developed, manufactured and marketed orthopedic tissue repair products worldwide. Dr. Bisbee was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002, when ReGen and Aros Corporation merged. ReGen filed for protection under Chapter 11 of the United States Bankruptcy Code in April 2011 and substantially all of the business and assets of ReGen were purchased by Sports Medicine Holdings Company, LLC in June 2011. Prior to 1989, Dr. Bisbee was Director of the Healthcare Group at Kidder, Peabody & Co., President of the Hospital Research and Educational Trust and also was a faculty member of the Department of Epidemiology and Public Health at Yale University.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and health care-based professional background and experience, current and previously held leadership positions in medical and health care-related entities, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with health care research and specialized expertise in public company accounting and mergers and acquisitions.

Gerald E. Bisbee, Jr., Ph.D. (Age 72) Member of the: • Audit Committee (Chairperson) • Nominating, Governance & Public Policy Committee

Dr. Cortese has been a Director of the Company since May 2011. Dr. Cortese is currently the Emeritus President and Chief Executive Officer of Mayo Clinic, which is a not-for-profit medical practice and medical research group specializing in treating difficult medical issues. From 2002 through November 2009, Dr. Cortese was the President, Chief Executive Officer and Chairman of the Board of Governors and a Member of the Board of Trustees of Mayo Clinic. Dr. Cortese was also the Chief Executive Officer of Mayo Clinic in Jacksonville, Florida from 1999 through 2002 and worked as a physician for the Mayo Clinic from 1976 through 1999. Since January 2010, Dr. Cortese has been a Foundation Professor at Arizona State University ("ASU") in the School of Health Management and Policy, W.P. Carey School of Business and the Department of Biomedical Informatics, Ira A. Fulton School of Engineering, as well as the Director of ASU's Health Care Delivery and Policy Program. He is also the President of the Healthcare Transformation Institute based in Phoenix, Arizona. Dr. Cortese is currently a board member of the Essence Group, Pinnacle West Capital Corporation, Dartmouth-Hitchcock Health System and the Health Care Cost Institute, and a member of the Institute of Medicine of the National Academy of Sciences (U.S.). Dr. Cortese was the chair of the Institute of Medicine's Roundtable on Evidence-Based Medicine from 2006 to 2009 and served as chair of the Roundtable on Value & Science-Driven Health Care from 2009 to 2010. He was a member of the Board of the Healthcare Leadership Council from 2003 to 2009, serving as board chair for two of those years. Dr. Cortese previously served as a member of the Harvard/Kennedy Health Policy Group and the Division of Engineering and Physical Sciences of the National Research Council and RAND Health. He is an honorary member of the Academia Nacional de Medicina (Mexico) and the Royal College of Physicians (London).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Cortese should serve as a Director: his medical and science-based professional background and experience, his current and previously held senior-executive level leadership positions at academic institutions and at a world-renowned health care enterprise, his service on research-related and academic boards, his extensive knowledge of and experience with internal medicine and pulmonary diseases, health care leadership and health care information technology.

Denis A. Cortese, M.D. (Age 71) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee

Ms. Dillman has been a Director of the Company since May 2010. Since January 2012, she has been Chief Information Officer for QVC, Inc., one of the largest multimedia retailers in the world, broadcasting live 24 hours a day, 364 days a year. Prior to joining QVC, Inc., Ms. Dillman was Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors, from August 2009 through January 2012. From April 2006 through July 2009, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc., and prior to that, from August 2002 to April 2006, she held the position of Executive Vice President and Chief Information Officer of Wal-Mart Stores, Inc. She held various positions within Wal-Mart Stores, Inc. from 1991-2002.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should serve as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies and her extensive knowledge of information technology, human resources and health care insurance and health care plans for large employers.

Linda M. Dillman (Age 58) Member of the: • Audit Committee • Compensation Committee (Chairperson)

MEETINGS OF THE BOARD AND COMMITTEES

The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company's Corporate Governance Guidelines are available on our website located at www.cerner.com under "About Cerner, Leadership." The Board does not have an Executive Committee. During 2014, the Board held four regular meetings and one special board meeting, the Audit Committee held eight meetings, the Compensation Committee held two meetings and the NG&PP Committee held four meetings. Each current Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the fiscal year.

Under applicable NASDAQ rules, a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Directors, including the non-employee Director nominees nominated as Class II Directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors (including the non-employee Director nominees) are "independent" as defined under Rule 5605 (a)(2) of The NASDAQ Stock Market Marketplace Rules: Gerald E. Bisbee, Jr., Ph.D.; Denis A. Cortese, M.D.; John C. Danforth; Mitchell E. Daniels, Jr.; Linda M. Dillman; William B. Neaves, Ph.D.; and William D. Zollars. Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The independence determination is made by the full Board each May based on all available facts and circumstances of each Director. The "independence" finding is also reviewed and confirmed by the Company's Chief Legal Officer, Chief Financial Officer and outside legal counsel.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election as Class II Directors are expected to attend the Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders' Meeting as well. All of our current Directors, including the Class II Directors nominated for re-election this year, attended the 2014 Annual Shareholders' Meeting.

COMMITTEES OF THE BOARD

Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Audit Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Audit Committee membership to the full Board. Audit Committee members are approved by the full Board each May. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, each member of the Audit Committee is an "independent director" as defined by The NASDAQ Stock Market Marketplace Rules applicable to issuers such as the Company that have shares listed on The NASDAQ Global Select Market. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933.

Compensation Committee
The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 Officers, review and approve executive Performance-Based Compensation Plan targets and earned payouts and equity grants to our Section 16 Officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties.

The Compensation Committee of the Board is currently comprised of five Directors. Each member of the Compensation Committee is an "independent director" as defined by The NASDAQ Stock Market Marketplace Rules applicable to issuers such as the Company that have shares listed on The NASDAQ Global Select Market. Compensation Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Compensation Committee membership to the full Board. Compensation Committee members are approved by the full Board each May.

The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.

The Compensation Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee's Charter was last reviewed and updated in March 2014. The Compensation Committee's scope of authority is as set forth in its Charter. The Compensation Committee has delegated its authority as follows and as approved by the Board:

•
Section 16 Insider Equity and Incentive Compensation Subcommittee - this subcommittee of the Compensation Committee is appointed annually and consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of 16b-3 promulgated under the Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 officers;

•
Equity-based Grant Policy - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee;

•
Incentive Compensation Plan - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Performance-Based Compensation Plan for matters that require action between regularly scheduled Compensation Committee meetings. The Incentive Compensation Plan - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee; and

•
Foundations Retirement Plan Administrative and Investment Committee - this committee currently consists of the Chief Financial Officer, Chief People Officer, Vice President, Compensation & Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage the third party administrator, record keeper, custodian and trustee of our 401(k) retirement plan (the "Plan"), ii) monitor the Plan's reporting to the IRS and Department of Labor, the Plan's ERISA compliance, Plan audits and the payment of Plan expenses, iii) monitor and evaluate disclosures by the Plan to participants and beneficiaries, iv) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage, v) research and recommend Plan amendments, vi) adopt, review and carry out investment policies and objectives for the Plan, vii) review and select the investment options offered under the Plan, viii) select and monitor the Plan's investment managers and fund providers, ix) supervise, monitor and evaluate the performance of the investment options offered under the Plan, x) periodically review the Plan's investment performance as a whole, xi) monitor the compensation received by the Plan's service providers, xii) retain independent outside consultants, and (xiii) carry out any special assignments given by the Compensation Committee.

Compensation Consultant
The Compensation Committee was advised in 2014 by a compensation consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), which had no other role with Cerner other than to advise the Compensation Committee. See "Compensation Discussion and Analysis - Compensation Strategy and Objectives."

Relationship between Compensation and Risk Management
In 2015, the Compensation Committee utilized Cerner's internal Enterprise Risk Management ("ERM") team to perform a review of the Company's 2014 incentive compensation arrangements.  More specifically, the ERM team reviewed the policies and processes of incentive compensation arrangements for associates, assessed the overall design of and execution by management of thirteen incentive compensation agreements from 2014, and identified the risks posed from an associate behavior perspective.  The scope of the plans selected for review was based on the following factors: total overall target bonus payout, type of role and whether the arrangement was new or changed from 2013.  The Compensation Committee assessed the ERM report and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company or ii) manipulate performance in order to increase incentive award payouts.

Specifically, the Compensation Committee noted a number of design features of our incentive compensation program that mitigate risk, including:

•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•
the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of  short-term compensation that may be earned;

•	incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual plan;

•	incentive plan metrics and goals for Section 16 officers are approved by the Compensation Committee within the first 90 days of each year and goals are not altered during the performance cycle;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	the Company has a compensation recovery policy that applies to all associates receiving cash incentives.

Nominating, Governance & Public Policy Committee
The NG&PP Committee provides assistance and recommendations to the Board and the Chairman and Chief Executive Officer of the Company in the areas of: i) Board membership nomination, ii) committee membership selection and rotation practices, iii) evaluation of the overall effectiveness of the Board, iv) review and consideration of developments in corporate governance practices, and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairperson of the NG&PP Committee presides at all executive session meetings of the independent Directors.

The NG&PP Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The NG&PP Committee's Charter was last updated in March 2014.

DIRECTOR COMPENSATION

For the 2014-2015 Board year (May 2014 - May 2015), non-employee Directors received an annual cash retainer of $66,000. In addition, each Committee Chairperson received an additional annual cash retainer as follows: $27,500 for the Audit Committee Chairperson, $17,500 for the Compensation Committee Chairperson and $12,500 for the NG&PP Committee Chairperson. Also, each member of the Committees (excluding the Chairperson) received an additional annual cash retainer as follows: $10,000 for the Audit Committee, $5,000 for the Compensation Committee and $2,500 for the NG&PP Committee. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments at each Board meeting.

Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company's shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2014 to May 2015 Board service period was set at approximately $230,000. In May 2014, pursuant to the Board equity compensation program, 4,400 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Dr. Cortese, Mr. Danforth, Mr. Daniels, Ms. Dillman, Dr. Neaves and Mr. Zollars. These restricted stock grants will vest in May 2015 at the completion of each respective Director's one year of service to the Board.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. There were no new Directors eligible to receive an initial appointment or election grant during the 2014-2015 Board year.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to review our current Board compensation package relative to our peer group. Our Chief People Officer reviews this work and makes compensation recommendations to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to the same Stock Ownership Guidelines that apply to the Company's officers. The guidelines are further discussed in the Compensation Discussion and Analysis section below. As of January 1, 2015, at the annual measurement date, all non-employee Directors were in compliance with these guidelines.

2014 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	98,500	233,728	—	—	—	—	332,228
Denis A. Cortese, M.D.	83,500	233,728	—	—	—	—	317,228
John C. Danforth	73,500	233,728	—	—	—	—	307,228
Mitchell E. Daniels, Jr. (3)	86,000	583,126	—	—	—	—	669,126
Linda M. Dillman	93,500	233,728	—	—	—	—	327,228
William B. Neaves, Ph.D.	83,500	233,728	—	—	—	—	317,228
William D. Zollars	82,250	233,728	—	—	—	—	315,978

(1)
These amounts reflect the fair value of the award on the grant date. As of January 3, 2015, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, Jr., Ph.D., 4,400; Denis A. Cortese, M.D., 4,400; John C. Danforth, 4,400; Mitchell E. Daniels, Jr., 8,600; Linda M. Dillman, 4,400; William B. Neaves, Ph.D., 4,400; and William D. Zollars, 4,400.

(2)	As of January 3, 2015, none of the non-employee Directors had any stock options outstanding.

(3)
Mr. Daniels was appointed to the Board on December 23, 2013. He received a grant of 2,100 shares of restricted stock on February 7, 2014, valued at $116,466 for his service on the Board from December 2013 to May 2014, a grant of 4,200 shares of restricted stock on February 7, 2014 valued at $232,932 for his appointment to the Board, and a grant of 4,400 shares of restricted stock on May 23, 2014 valued at $233,728 for his service on the Board from May 2014 to May 2015.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.

The Audit Committee of the Company is currently composed of five independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors that is available at the Company's website, www.cerner.com. The Audit Committee appoints and retains the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, supplemented or superseded (PCAOB Auditing Standard No. 16 Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended January 3, 2015 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Denis A. Cortese, M.D.
Mitchell E. Daniels, Jr.
Linda M. Dillman
William D. Zollars
____________________

Guidelines of Cerner Corporation's Audit Committee
for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company. For audit services (including statutory audit engagements as required under local country laws), audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at its March meeting.

Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will provide our management a detailed scope of service description and fee range; our management will request pre-approval for such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee.  With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
Denis A. Cortese, M.D.
John C. Danforth
Linda M. Dillman
William B. Neaves, Ph.D.
William D. Zollars
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs") whose compensation information is presented in the tables and narrative discussion below in accordance with Securities and Exchange Commission rules.

Neal L. Patterson	Chairman of the Board and Chief Executive Officer
Marc G. Naughton	Executive Vice President and Chief Financial Officer
Jeffrey A. Townsend	Executive Vice President and Chief of Staff
Michael R. Nill	Executive Vice President and Chief Operating Officer
Zane M. Burke	President

In addition, as discussed in Proposal #3 below, we are conducting our annual advisory "say-on-pay" vote requesting your non-binding approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific decisions regarding our NEOs.

Executive Summary

2014 Business Results. A significant portion of the total compensation of our NEOs is directly linked to our performance. We delivered strong levels of new business bookings, revenues, net earnings and operating cash flows in 2014.  Highlights of the year include:

•
A 13% increase in our new business bookings to $4.3 billion compared to $3.8 billion in 2013. New business bookings reflect the value of executed contracts for software, hardware, professional services and managed services.

•
A 17% increase in our revenues to $3.4 billion compared to $2.9 billion in 2013. The year-over-year increase in revenue reflects ongoing demand for Cerner's core solutions and services driven by our clients' needs to keep up with regulatory requirements, increased contributions from Cerner ITWorks and Cerner revenue cycle solutions and services, and attaining new clients.

•
A 16% increase in our adjusted net earnings and a 17% increase in our adjusted diluted earnings per share. Adjusted net earnings and adjusted diluted earnings per share exclude certain share-based compensation expenses, adjustments related to the acquisition of Siemens Health Services and, for 2013, a settlement charge, as described in our consolidated financial statements included in our 2014 Annual Report on Form 10-K.

•
Cash collections of receivables of $3.5 billion compared to $3.1 billion in 2013. Days sales outstanding was 66 days for the 2014 fourth quarter compared to 67 days for both the 2014 third quarter and the 2013 fourth quarter. Operating cash flows were strong at $847.0 million compared to $695.9 million in 2013.

The foregoing discussion does not include the operating results of the Siemens Health Services business, which was acquired from Siemens AG on February 2, 2015. Such results will be combined with our operating results and will begin to be reported starting with our first quarter 2015 periodic report.

Compensation Strategy. Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us and reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We received a 98% vote of support in favor of our executive compensation in our say-on-pay vote at the 2014 Annual Meeting of Shareholders. Given the say-on-pay vote and the results achieved with our compensation policies, the Compensation Committee has determined that our approach to 2015 compensation policies and decisions will remain consistent with our 2014 approach.

Performance Management Philosophy. Our compensation strategy is linked to our performance management philosophy which is designed to identify and reward associate performance through compensation. We believe in pay for performance as represented by our NEO pay mix.  In 2014, 84% of the total compensation paid to our Chief Executive Officer ("CEO") and other NEOs combined was performance-based. Our performance-based compensation consists of the performance-based cash incentive plan, stock options and performance-based restricted stock grants. During 2014, our management team continued practices established to closely link pay to performance.  A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of our goals.

Other aspects of our compensation program are intended to further align our executives' interest with shareholders. These include:

•
An Equity-based Grant Policy, which is designed to ensure equity award grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.

•	Performance-based compensation paid to our NEOs is subject to "claw back" pursuant to performance plan agreements with our NEOs.

•
Stock ownership guidelines that require the retention of a percentage of the equity awards made to our officers and outside Directors, except that the ownership guidelines apply in decreasing percentages based on tenure, upon retirement or upon hardship.  We believe our retention guidelines generally lead to significantly higher stock ownership requirements than other companies.

•	Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation.

Compensation Structure. Compensation for our NEOs includes: i) base salary, ii) performance-based cash incentive compensation and iii) long-term incentive plan compensation, consisting of stock options and performance-based restricted shares.  To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. We provide our NEOs with relatively limited perquisites and do not pay tax gross-ups on any of our perquisites, severance pay or change in control payments.

We also have medical, dental, vision, 401(k) and associate stock purchase plans in which Company contributions are made to the NEOs on the same basis as all other associates.  The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other associates.

Compensation Strategy and Objectives
Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and promote a pay for performance culture. This compensation strategy is linked to our performance management philosophy which is designed to identify and reward associate performance through compensation. We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of paying aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, revenue growth, operating margin, total shareholder return (one year and three year), market capitalization, market capitalization as a multiple of revenue and business model are similar to that of Cerner’s. The Compensation Committee then reviews and approves use of the recommended peer group. The companies included in our 2014 peer group for compensation comparison were selected based on standard industrial classifications ("SIC") and/or financial measures. The SICs used were computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. The financial measures used to obtain information for our 2014 peer group were market capitalization of $5.4 billion to $36.1 billion, market capitalization to revenue multiple of at least 2 times and revenues of $1.4 billion to $8.5 billion. Our peer group changed slightly from 2013 due to the increased range of the financial measures we use each year to reflect the growth of Cerner, therefore Micros Systems, Inc. was removed from the peer group we used in 2013. The 17 companies included in our 2014 peer group were:

2014 Compensation Peer Group
Company Name	Ticker
Adobe Systems, Inc.	ADBE
Akamai Technologies, Inc.	AKAM
Allscripts Healthcare Solutions, Inc.	MDRX
Autodesk, Inc.	ADSK
Cadence Design Systems, Inc.	CDNS
Citrix Systems, Inc.	CTXS
Cognizant Technology Solutions Corporation	CTSH
Equinix, Inc.	EQIX
F5 Networks, Inc.	FFIV
Genpact Limited	G
Intuit, Inc.	INTU
Nuance Communications, Inc.	NUAN
Red Hat, Inc.	RHT
Salesforce.com, Inc.	CRM
Synopsys, Inc.	SNPS
Teradata Corporation	TDC
VMWare, Inc.	VMW

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each NEO's total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding NEOs in our peer group. Typically, our CEO, along with our Chief People Officer ("CPO"), makes compensation recommendations to the Compensation Committee with respect to the NEOs (excluding the CEO's compensation). The other NEOs do not participate in NEO compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the CPO and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for our CEO and the other NEOs.

The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation and to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the CPO and the human resources compensation team, along with the outside consultant to carry-out its responsibilities. The Compensation Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consultant, to assist it in fulfilling its responsibility during 2014. Semler Brossy was retained directly by the Compensation Committee and has worked with the Committee since the beginning of 2012. During 2014, Semler Brossy was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, updates on trends in executive and director compensation, and review of the Compensation Discussion and Analysis and related tables included in our 2014 Proxy Statement. Semler Brossy performed no other services for us or our affiliates in 2014. Semler Brossy's engagement by the Compensation Committee concluded at the end of 2014.

After considering the independence of Deloitte Consulting LLP ("Deloitte Consulting") by applying the factors required by the SEC and NASDAQ and determining that no conflict of interest exists, the Compensation Committee engaged Deloitte Consulting as its independent compensation consultant for 2015. Deloitte Consulting was previously the Compensation Committee's independent compensation consultant for approximately eleven years through 2011 prior to engaging Semler Brossy. The Compensation Committee will no longer be using the services of Semler Brossy.

Aligning Pay with Performance
During 2014, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide regular assessments of executives on their performance and attainment of Company goals. Under this program, any executive whose performance was evaluated as being in the bottom 10% of all executives were not generally eligible for pay increases or additional stock option or other equity grants. In addition, such executive's performance-based incentive compensation award, if earned, may be reduced or eliminated due to the individual's performance rating.

Compensation Elements
Compensation for our NEOs includes: i) base salary, ii) performance-based cash incentive compensation, and iii) long-term incentive plan compensation, consisting of stock options and performance-based restricted shares. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Additionally, we provide our NEOs with a limited number of perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for us and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. In 2014, cash compensation for the NEOs ranged from 37% to 51% in base salary and 49% to 63% in targeted performance-based cash incentive compensation. Our equity compensation ranged from 64% to 100% in non-qualified stock options and 0% to 36% in performance-based restricted stock awards. Our total compensation package mix for the NEOs in 2014 ranged from 30% to 42% in cash compensation and 58% to 70% in equity compensation. The compensation mix of our NEOs changed over the previous year due to an off-cycle adjustment made to Zane M. Burke's compensation in 2013 as discussed in Footnote 2 of the "Summary Compensation Table." We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below under "Long-Term Incentive Plan Compensation."

Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, CPO and human resources compensation team prior to approving the base salary of our NEOs during the first quarter of each calendar year. Base salary is based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. We also perform external market comparisons for the NEOs, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed NEO's compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.

Performance-Based Cash Incentive Compensation. Our Cerner Corporation Performance-Based Compensation Plan (as Amended and Restated March 5, 2014) ("Performance-Based Compensation Plan") is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and NEOs and to motivate them to assist in achieving short-term Company goals. In 2014, approximately 15% of our associates were eligible for some form of performance-based compensation. These associates are typically sales or executive level associates. Individual payments vary, depending on individual performance and, in some cases, business unit operational achievements. We grant cash incentives pursuant to our shareholder approved Performance-Based Compensation Plan. Each of our NEOs is eligible to participate in this plan.

The Performance-Based Compensation Plan is administered by the Compensation Committee, which establishes performance metrics, eligibility and range of incentive amounts. Under the general feature of the plan, for which our NEOs are not eligible, the performance metrics may vary from participant to participant. Adjustments to the performance metrics may be made during the year as appropriate, for example, to take into account unusual or unanticipated Company or industry-wide developments. Final determination of amounts paid to a participant under the general feature of the plan may also be adjusted downward depending on subjective evaluations by the participant's executive or manager.

Performance targets are initially developed and recommended by management through our annual financial planning process during the last quarter of the year. The Compensation Committee reviews the performance targets proposed by management for the NEOs to ensure they reflect appropriate business growth and return to our shareholders.

All of our NEOs are eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made under the executive feature are intended to qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee ("Equity and Incentive Subcommittee"), comprised solely of outside directors as defined under Section 162(m) of the Internal Revenue Code, establishes the targets prior to or at the beginning of the performance period. The measurement of the achievement of such targets is determined under pre-established objective formulas. The Equity and Incentive Subcommittee may select metrics such as earnings per share, operating margins, contract margins or other metrics specifically permitted by the executive feature of the plan. The Equity and Incentive Subcommittee selects metrics which it believes will help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the metrics or targets under the executive feature of the plan may not be changed. Bonuses awarded to NEOs under the executive feature of the plan may only be adjusted downward, based on a subjective analysis of the NEO's overall performance, from the maximum bonus amount available to such executive officer. The maximum bonus available is: i) 140% of the target incentive amount based on the pre-approved performance metric for the year, plus ii) 25% of the target incentive amount based on the NEO's individual performance rating as determined by management. Regardless of amounts earned under the performance metrics, the maximum possible payout under the Performance-Based Compensation Plan is capped at 200% of base salary at the time the performance targets are approved for our CEO and 175% of base salary at the time the performance targets are approved for the other NEOs, unless the administrator of the Performance-Based Compensation Plan expressly acknowledges that the availability of Internal Revenue Code Section 162(m)'s performance-based compensation exemption is not desired.

Between Compensation Committee meetings, the Incentive Compensation Plan - Quarterly Administration Subcommittee approves annual and quarterly executive targets, approves eligible NEOs for the plan, approves the payment metrics for each NEO and determines whether one or more executive targets have been satisfied, prior to payment by us to any NEO.

During 2014, the performance metric for our CEO and other NEOs consisted solely of earnings per share ("EPS"), which was chosen to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis. We have primarily used EPS as the sole performance metric for our CEO and other NEOs since 2007. The EPS targets and results we use for our Performance-Based Compensation Plan are non-GAAP financial measures and exclude share-based compensation expense and nonrecurring, infrequent or unusual items, such as expenses related to the acquisition of Siemens Health Services. We believe this is the best determination of our financial performance and takes into account the impact of certain items that were not originally contemplated in setting plan targets.

As a result of our 2014 performance relative to the attainment of these performance targets, we paid cash bonuses to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2014 fiscal year were 92% of the target incentive amount and 67% of the maximum cash incentive opportunity. Payouts were based solely on attainment of the performance target and no discretionary changes based on performance were made to the amounts earned. Additionally, no cash bonus payments tied to individual performance were made in 2014. The following tables detail the payouts by performance plan metric for our NEOs in 2014 and the related performance plan metric attainment by quarter.

NEO	Performance Metric	Perform-ance Plan Target ($)	Results Relative to Performance Plan Target ($) (1)	Target Attain-ment %	Target Incentive Amount ($)	Actual Amount Earned ($) (2)	% Earned Relative to Target Incentive Amount	Maximum Cash Incentive Opportunity ($)	% Earned of Maximum Cash Incentive Opportunity
Neal L. Patterson	Earnings Per Share	1.63	1.62	99%	1,694,750	1,558,703	92%	2,050,000	76%
Marc G. Naughton	Earnings Per Share	1.63	1.62	99%	457,500	421,313	92%	754,875	56%
Jeffrey A. Townsend	Earnings Per Share	1.63	1.62	99%	698,750	643,013	92%	997,500	64%
Michael R. Nill	Earnings Per Share	1.63	1.62	99%	698,750	643,013	92%	997,500	64%
Zane M. Burke	Earnings Per Share	1.63	1.62	99%	698,750	643,013	92%	997,500	64%
Totals of Named Executive Officers					4,248,500	3,909,055	92%	5,797,375	67%

(1)
The results relative to the performance plan target reflect adjustments compared to results reported on a Generally Accepted Accounting Principles ("GAAP") basis in our 2014 consolidated financial statements, included in the 2014 Annual Report on Form 10-K. These numbers have been adjusted by the Equity and Incentive Subcommittee for bonus calculation purposes to exclude share-based compensation expense and the impact of certain items that were not originally contemplated in setting plan targets, including a lower tax rate than planned and acquisition-related adjustments discussed in the 2014 Annual Report on Form 10-K. The following table provides a reconciliation of our GAAP diluted earnings per share compared to the diluted earnings per share results used for our Performance-Based Compensation Plan:

Diluted earnings per share (GAAP)	$1.50
Share-based compensation expense, net of tax	0.12
Acquisition-related adjustments, net of tax	0.03
Lower tax rate than planned	(0.03)
Adjusted diluted earnings per share (Performance-Based Compensation Plan)	$1.62

k

(2)	Amounts earned were based solely on attainment of the performance metric and do not include any amounts related to individual performance ratings.

Performance Metric Summary (EPS)
Measurement Period	Target (1)	Results (2)	Attainment %	Payout %	Quarterly Weighting (3)
Q1	$0.36	$0.37	103%	120%	15%
Q2 YTD	$0.75	$0.77	103%	120%	15%
Q3 YTD	$1.17	$1.18	101%	100%	15%
Q4 YTD	$1.63	$1.62	99%	75%	55%

(1)	Target reflects the 100% performance payout level.

(2)
The results relative to the performance plan target reflect adjustments compared to results reported on a GAAP basis. These numbers have been adjusted by the Compensation Committee for bonus calculation purposes to exclude share-based compensation expense and the impact of certain items that were not originally contemplated in setting plan targets, including a lower tax rate than planned and acquisition-related adjustments discussed in the 2014 Annual Report on Form 10-K.

(3)
Quarterly weightings of the annual target incentive amounts, resulting in a weighted-average aggregate incentive payout of 92% by multiplying the payout percentage for each quarter by that quarter's weighting.

During 2014, the NEOs except for Mr. Patterson earned total cash compensation as follows:

•	Mr. Naughton earned $917,274, which included $495,961 in base salary and $421,313 in payments earned under our Performance-Based Compensation Plan.

•	Mr. Townsend earned $1,247,628, which included $604,615 in base salary and $643,013 in payments earned under our Performance-Based Compensation Plan.

•	Mr. Nill earned $1,247,628, which included $604,615 in base salary and $643,013 in payments earned under our Performance-Based Compensation Plan.

•	Mr. Burke earned $1,247,628, which included $604,615 in base salary and $643,013 in payments earned under our Performance-Based Compensation Plan.

In 2015, our human resources compensation team, together with executive management, reviewed and considered compensation alternatives related to base salary, performance-based cash incentive compensation and long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our compensation approach under all three types of compensation meets the needs and serves the purposes as set forth in this Compensation Discussion and Analysis. For 2015, the Compensation Committee has approved the continued use of EPS as the sole performance metric for all NEOs. We continue to believe this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our NEOs. The 2014 EPS performance for incentive compensation purposes represented 16% growth over 2013. The 2015 performance targets have been set based on the 2015 financial plan approved by the Board of Directors and reflect earnings growth between 25% and 32%. The 2015 performance targets represent higher growth rates than historical to reflect the contribution expected from the acquisition of Siemens Health Services discussed in the 2014 Annual Report on Form 10-K. The 2015 bonus opportunity for the NEOs can range between 0% and 140% of the targeted bonus amount, depending on the level of performance achieved in 2015, plus 25% of the targeted bonus amount (up to the maximum possible payout under the Performance-Based Compensation Plan) based on the NEO's individual performance rating as determined by management, except for the CEO, whose individual performance is evaluated by the Compensation Committee. The EPS target designated for each level of payout, as a percentage of the performance target, is consistent with prior years.

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to "claw back" pursuant to performance plan agreements with our NEOs. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the NEO under the Performance-Based Compensation Plan and related to such restated period(s) will be recoverable and must be repaid, in most cases, within 90 days of such restatement(s). The amount to be repaid will be the amount by which the incentive compensation paid exceeds the amount that would have been paid based on the financial results reported in the restated financial statement(s). Additionally, since 2008, the language in our incentive plan agreements has provided that all participants (including our NEOs) will be required to repay all incentive compensation payments earned under the Performance-Based Compensation Plan that relate to such restated periods if they are individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement.

Long-Term Incentive Plan Compensation. Awards under our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Omnibus Plan" or the "Long-Term Incentive Plan") may consist of stock options, restricted stock and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of Common Stock or cash at the Compensation Committee's discretion. In 2014, the Equity and Incentive Subcommittee approved NEO awards in the form of stock options and performance-based restricted shares. The performance-based restricted shares made to our NEOs (except Mr. Patterson) in 2014 were intended to add additional long-term compensation incentive, increase focus and alignment to corporate strategies and goals and increase retention. The Equity and Incentive Subcommittee determined to not grant performance-based restricted shares to Mr. Patterson given his high level of ownership in the Company. In 2015, the Equity and Incentive Subcommittee again approved NEO awards in the form of stock options and performance-based restricted shares.

Our equity incentive plan is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders.

The Compensation Committee approves an annual aggregate value target for all eligible associates excluding the NEOs, other executive officers and members of the Board. The Equity and Incentive Subcommittee also approves specific grant levels for the NEOs, other executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of our financial condition and stock performance , the Compensation Committee has re-determined that stock option grants continue to provide an appropriate incentive for our associates and executives given our historical stock performance, the familiarity of this type of compensation to associates and the fact that exercises have historically generated value to associates in excess of the expense to us.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards that ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares of the annual performance review equity grants made to our NEOs and other executive officers. Grants are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: a) shall be on or after the grant approval date, b) shall not be during a quarterly blackout period as defined in our trading policy, and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least two full trading days after the public disclosure of such material, non-public information. Equity grants for new hires shall be the associate's first day of employment or a later equity grant program date. The type and size of the grant is based on the individual's level of responsibility, the individual's contributions to the achievement of our financial and strategic objectives, anticipated future contributions to the Company, market pay and, for our NEOs and other executive officers, by reviewing the individual's current equity wealth accumulation. Stock option grants typically vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote retention and long-term investment in our stock). These grants typically expire 10 years from the date of grant. Performance-based restricted shares typically vest over three years based on performance metrics established at the date of grant. Time-based restricted shares have typically vested over a one to three-year period.

In accordance with our overall compensation philosophy and to align the executives' focus on our long-term performance, we granted stock option awards to our NEOs, including Mr. Patterson and performance-based restricted stock awards to our NEOs (except Mr. Patterson), in March 2014. Individual grants for NEOs were based on job responsibilities, performance during 2013 and contributions to the achievement of our financial and strategic objectives, anticipated future contributions to the Company, market pay and stock option wealth accumulation - all factors the Equity and Incentive Subcommittee believes help ensure we are awarding such executives competitively and fairly. The other considerations in determining the number of shares granted to each NEO were the size of past grants, the value of the grants and the market position of our compensation within the peer group. Although the size of each NEO's equity grant is based on the factors described above, we do not weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members who have extensive experience in setting motivating and reasonable compensation arrangements for our NEOs. The Equity and Incentive Subcommittee has approved similar stock option grants to our NEOs for 2015, along with performance-based restricted shares (except Mr. Patterson), to add additional long-term compensation incentive, increase focus and alignment to corporate strategies and goals and increase retention. The Equity and Incentive Subcommittee determined to not grant performance-based restricted shares to Mr. Patterson given his high level of ownership in the Company. The details of these grants to NEOs are discussed in "Compensation of the other NEOs."

Compensation of the Chief Executive Officer
The Compensation Committee determines compensation for the CEO using the same criteria it uses for other NEOs. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any.

In March 2014, the Compensation Committee determined that it would increase Mr. Patterson's cash compensation as explained in the following paragraph. Mr. Patterson was issued a stock option grant of 146,500 shares with an exercise price equal to the closing fair market value on March 7, 2014, the date of the grant. Mr. Patterson's total compensation continued to approximate the median of our peer group, similar to 2013. In particular, the Compensation Committee noted that, under Mr. Patterson's leadership in 2013, we met internal revenue and earnings targets. The Compensation Committee also noted that under Mr. Patterson's leadership we continued to leverage our size, scale, existing intellectual property and business models to expand our boundaries and new market entry through innovation and development of new solutions and services. The Compensation Committee also recognized our solid execution in our global markets and that Mr. Patterson is recognized externally for his visionary leadership in the industry and history of innovation. The Compensation Committee also noted that Mr. Patterson successfully focused the organization on key strategies to compete effectively, including a focus on the physician experience, population health, revenue cycle management and defining and executing tangible cost-saving prototypes for our clients. The Compensation Committee also noted Mr. Patterson's continued strong results in organizing and developing management teams and in our Company's strong financial results in 2013 of 9% increase in revenue, strong margin performance, 20% increase in bookings, 23% increase in backlog and 18% increase in adjusted net earnings.

The Compensation Committee and the Equity and Incentive Subcommittee (with respect to equity and incentive compensation grants) approved a base salary of $1,025,000 effective March 23, 2014 (which is unchanged from Mr. Patterson's 2013 base salary) and performance-based cash incentive target opportunity of $1,743,000 effective March 30, 2014 (with a maximum performance-based cash incentive opportunity of $2,050,000) for Mr. Patterson. During 2014, Mr. Patterson earned total cash compensation of $2,603,415 which included $1,044,712 in base salary (which reflects 53 weeks due to our 2014 fiscal year ending on January 3, 2015) and $1,558,703 in payments earned under our Performance-Based Compensation Plan. Mr. Patterson earned 92% of the target incentive amount and 76% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2014.

The Compensation Committee has determined that Mr. Patterson's base salary for 2015 shall remain at $1,025,000 and his performance-based cash incentive compensation target shall be increased to $1,870,000. The maximum performance-based cash incentive opportunity is $2,050,000 (which represents the maximum possible payout under our Performance-Based Compensation Plan pursuant to the limitations of Section 162(m) of the Internal Revenue Code). The Compensation Committee also approved Mr. Patterson's personal use of the Corporate Aircraft in 2015 up to a value of $200,000 (which is an increase from Mr. Patterson's allotted personal use in 2014). We convert the Compensation Committee approved value of personal use of Corporate Aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any deadhead hours. Any personal use of Corporate Aircraft by Mr. Patterson exceeding the Compensation Committee approved value is permitted pursuant to the terms and conditions of a Second Amended and Restated Time Sharing Agreement dated July 24, 2013 between Mr. Patterson and us (an "Amended and Restated Time Sharing Agreement"), which requires Mr. Patterson to pay us the actual incremental cost for such personal use (including any deadhead hours). Any Compensation Committee approved value for use of Corporate Aircraft that is not used during the year is paid out to Mr. Patterson at the end of the calendar year for which the compensation was awarded. On March 9, 2015, the Equity and Incentive Subcommittee of the Compensation Committee also approved a stock option grant to Mr. Patterson of 146,500 shares which was granted on March 12, 2015. His 2015 base salary became effective March 22, 2015 and his 2015 performance-based cash incentive compensation became effective April 5, 2015.

Compensation of the other NEOs
The Compensation Committee and the Equity and Incentive Subcommittee approved the 2014 compensation packages, effective March 23, 2014 for base salaries, March 30, 2014 for performance-based cash incentive compensation and March 7, 2014 for equity grants, for each of the NEOs, other than the CEO, as follows:

NEO	Base Salary (US$)	Performance-based Cash Incentive Target (US$)	Maximum Performance-based Cash Incentive Opportunity (US$)	Equity Grant (Shares)
Marc G. Naughton	490,000	465,000	754,875	44,000(2) 8,500(3)
Jeffrey A. Townsend	600,000	715,000	997,500(1)	73,000(2) 18,000(3)
Michael R. Nill	600,000	715,000	997,500(1)	73,000(2) 18,000(3)
Zane M. Burke	600,000	715,000	997,500(1)	73,000(2) 18,000(3)

(1)
Represents the maximum possible payout under the Performance-Based Compensation Plan pursuant to the limitations of Section 162(m) of the Internal Revenue Code. The amounts reflected represent 175% of base salary levels at the time the performance targets were approved.

(2)	Non-qualified stock options.

(3)	Performance-based restricted shares. The terms of these grants are set forth below.

The performance-based restricted stock grants made to four of our NEOs disclosed above will vest on the following schedule based on attainment of the related performance target noted and the NEO's continued employment through the vesting date.

•	10% of the shares shall vest on June 1, 2015 if our reported adjusted earnings for fiscal year 2014 are equal to or greater than a 7% increase over our reported adjusted earnings for fiscal year 2013

•	10% of the shares shall vest on June 1, 2016 if our reported adjusted earnings for fiscal year 2015 are equal to or greater than a 14% increase over our reported adjusted earnings for fiscal year 2013

•	80% of the shares shall vest on June 1, 2017 if our reported adjusted earnings for fiscal year 2016 are equal to or greater than a 20% increase over our reported adjusted earnings for fiscal year 2013

The number of shares vesting is subject to reduction down to zero based on each NEO's individual performance rating and performance goal attainment.

The Compensation Committee and the Equity and Incentive Subcommittee have approved the 2015 compensation packages, effective March 22, 2015 for base salaries, April 5, 2015 for performance-based cash incentive compensation and March 12, 2015 for equity grants, for each of the NEOs, other than the CEO, as follows:

NEO	Base Salary (US$)	Performance-based Cash Incentive Target (US$)	Maximum Performance-based Cash Incentive Opportunity (US$)	Equity Grant (Shares)
Marc G. Naughton	505,000	500,000	810,563	44,000(2) 8,500(3)
Jeffrey A. Townsend	630,000	785,000	1,050,000(1)	73,000(2) 18,000(3)
Michael R. Nill	630,000	785,000	1,050,000(1)	73,000(2) 18,000(3)
Zane M. Burke	630,000	785,000	1,050,000(1)	73,000(2) 18,000(3)

(1)
Represents the maximum possible payout under the Performance-Based Compensation Plan pursuant to the limitations of Section 162(m) of the Internal Revenue Code. The amounts reflected represent 175% of base salary levels at the time the performance targets were approved.

(2)	Non-qualified stock options.

(3)	Performance-based restricted shares. The terms of these grants are set forth below.

The performance-based restricted stock grants made to four of our NEOs disclosed above will vest on the following schedule based on attainment of the related performance target noted and the NEO's continued employment through the vesting date:

•
100% of the shares shall vest on June 1, 2018 if our reported adjusted earnings for fiscal year 2017 are equal to or greater than a 20% increase over our reported adjusted earnings for fiscal year 2014.

The number of shares vesting is subject to reduction down to zero based on each NEO's individual performance rating and performance goal attainment.

Vesting of Performance-Based Restricted Stock Grants
The following discusses the determination of performance-based shares that will vest in 2015 with respect to performance periods ending in 2014.

We granted performance-based restricted stock to each NEO (other than Mr. Patterson) per the following table. These grants vest based on the attainment of the performance metric noted and continued employment through the vest date. The table reports the performance against the targets and the shares that will vest for each NEO (other than Mr. Patterson) in 2015.

NEO	Grant Date	Vest Date	Possible Shares	Performance Metric	Target	Actual	Subject to reduction based on individual performance goals	Shares to Vest
Marc G. Naughton	3/9/2012	6/1/2015	8,000	2014 adjusted earnings growth over 2011	20%	77%	Yes	7,200
	3/1/2013	6/1/2015	1,000	2014 adjusted earnings growth over 2012	14%	37%	Yes	900
	3/7/2014	6/1/2015	850	2014 adjusted earnings growth over 2013	7%	16%	Yes	765
			9,850					8,865

Jeffrey A. Townsend	3/9/2012	6/1/2015	16,000	2014 adjusted earnings growth over 2011	20%	77%	Yes	14,400
	3/1/2013	6/1/2015	2,000	2014 adjusted earnings growth over 2012	14%	37%	Yes	1,800
	3/7/2014	6/1/2015	1,800	2014 adjusted earnings growth over 2013	7%	16%	Yes	1,620
			19,800					17,820

Michael R. Nill	3/9/2012	6/1/2015	16,000	2014 adjusted earnings growth over 2011	20%	77%	Yes	14,400
	3/1/2013	6/1/2015	2,000	2014 adjusted earnings growth over 2012	14%	37%	Yes	1,800
	3/7/2014	6/1/2015	1,800	2014 adjusted earnings growth over 2013	7%	16%	Yes	1,620
			19,800					17,820

Zane M. Burke	3/9/2012	6/1/2015	8,000	2014 adjusted earnings growth over 2011	20%	77%	Yes	7,200
	7/31/2012	6/1/2015	16,000	2014 adjusted earnings growth over 2011	20%	77%	Yes	14,400
	3/1/2013	6/1/2015	2,000	2014 adjusted earnings growth over 2012	14%	37%	Yes	1,800
	3/7/2014	6/1/2015	1,800	2014 adjusted earnings growth over 2013	7%	16%	Yes	1,620
			27,800					25,020

Even though the objective performance metrics were attained, the shares available to vest were reduced based on management review and Compensation Committee approval of each NEO's (other than Mr. Patterson) performance rating and individual performance goal attainment. Management and the Compensation Committee recognized that while our performance and our NEO's individual performance was outstanding in 2014, there was still opportunity for improvement. The shares to vest for each NEO (other than Mr. Patterson) as noted in the table are contingent upon each individual's continued employment through the June 1, 2015 vesting date.

Internal Pay Equity
Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines.

Stock Ownership Guidelines
Under our stock ownership guidelines, our non-employee Directors and every associate that is a vice-president or higher in rank, are required to have a certain level of stock ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and officers with the interests of shareholders. The stock ownership guidelines establish an annual measurement date of January 1st of each year. The Compensation Committee reviewed the guidelines in March 2015 to be sure they remain reasonable and meet the intended purpose. At such time, the Compensation Committee revised the guidelines to align the ownership requirement for the non-employee Directors with the CEO, while maintaining the minimum ownership requirement of five times the annual cash retainer (as set for a given year), regardless of tenure.

Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines (referred to as an "Ownership Percentage") require the retention of 45% to 75% of equity awards made to our officers and non-employee Directors. We believe this generally leads to significantly higher stock ownership requirements than other stock ownership policies.

Ownership Percentage Requirement
Board of Directors (non-employees)	75%
Chief Executive Officer	75%
President and Executive Vice President	65%
Senior Vice President	55%
Vice President	45%

Ownership Percentage Formula = Ownership Position (defined below) divided by the number of shares underlying stock options granted during the seven years immediately preceding the annual measurement date + 50% of restricted stock awards granted during the seven years immediately preceding the annual measurement date

The "Ownership Position" includes any shares fully owned, including shares owned by spouse, dependent children or a trust, outstanding stock options (unexercised vested and non-vested), fully vested shares held in our 401(k) plan, shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP"), 50% of non-vested restricted stock awards and shares held in our deferred compensation plan.

For all Directors and officers subject to the guidelines, a reduced ownership requirement scale will be applied based on tenure. For non-employee Directors, a 10% per year reduced ownership requirement scale will be applied based on years of service with the Board with a minimum ownership requirement of five times the annual cash retainer, (as set for a given year), regardless of tenure. For officers, a 2% per year reduced ownership requirement scale will be applied after ten years of service with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.

At the annual measurement date on January 1, 2015, all of the NEOs were compliant with the stock ownership guidelines. The guidelines allow any officer or Director who is not currently compliant to submit a plan to the CEO and CPO indicating how compliance will be achieved within a five-year timeframe.

Retirement
We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a discretionary match to participants' accounts deferring at least 2% of their base salary, based on attainment of established earnings per share targets for the year. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against earnings per share targets used in our Performance-Based Compensation Plan and was paid at 0.75% of eligible paid base salary for 2014.

Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined by the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the ASPP, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock.

Health and Welfare Benefits and Insurance
We have medical, dental, vision, group term life insurance, accidental death and dismemberment insurance and travel accident insurance plans in which contributions are made to the NEOs on the same basis as to all other associates. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Perquisites
We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we own and/or lease Corporate Aircrafts. In limited circumstances, the Corporate Aircraft is available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Our NEOs, other executive officers and Directors may use the Corporate Aircraft for personal use only if such personal use is pre-approved (with a pre-approved value) by the Compensation Committee. At this time the Compensation Committee has only approved a personal use value for Mr. Patterson (described above). Personal use of the Corporate Aircraft by the approved NEOs, other executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Business travel needs override all personal use requests.

Mr. Patterson's Amended and Restated Aircraft Time Sharing Agreement governs any personal use flights on the Corporate Aircraft by Mr. Patterson that exceed the Compensation Committee approved value. Mr. Patterson will pay us for the actual expenses of each specific flight, including the actual expense items of any "deadhead" flights that exceed the Compensation Committee approved value. The Compensation Committee has not designated any other NEOs as eligible to use the Corporate Aircraft for personal use up to a pre-approved value, and no other NEOs have entered into an aircraft time sharing agreement with us for personal use of the Corporate Aircraft.

In 2014, the Compensation Committee approved Mr. Patterson's use of the Corporate Aircraft for personal use up to $110,000 in value (calculated at the incremental cost to use Cerner's Corporate Aircraft, including when using non-Cerner aircraft in accordance with corporate policies, and excluding "deadhead" hours value), which allows Mr. Patterson to use his limited personal time effectively. During 2014, the incremental cost to us of Mr. Patterson's personal use of our Corporate Aircraft was $122,650 which includes $12,650 in "deadhead" hours incurred prior to exhausting the Compensation Committee approved value.

In 2015, the Compensation Committee approved Mr. Patterson's use of the Corporate Aircraft for personal use up to $200,000 in value (calculated at the incremental cost to use Cerner's Corporate Aircraft, including when using non-Cerner aircraft in accordance with corporate policies, and excluding "deadhead" hours), which allows Mr. Patterson to use his limited personal time effectively. Any amounts approved by the Compensation Committee but not used by the end of the calendar year will be paid out directly to Mr. Patterson. Any amounts used by Mr. Patterson in excess of the Compensation Committee approved value are paid by Mr. Patterson to us.

We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's Cerner Associate Employment Agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. We recognize that business needs, an associate's work performance or other reasons may require termination of employment. Because we value the contributions of our associates, we promote compensation tools that will create and maintain a productive and fulfilling work environment, which tools also help with our recruiting and retention efforts. Our Enhanced Severance Pay Plan is used to: show that we value our associates and that we are interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination; help recruit and assure retention of valuable associate experience, skills, knowledge and background; and, reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

Our Enhanced Severance Pay Plan is discussed in more detail below under the heading "Employment Agreements & Potential Payments Under Termination or Change in Control."

Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. Refer to "Employment Agreements & Potential Payments Under Termination or Change In Control" for further details.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million (other than the Chief Financial Officer) per fiscal year paid to a company's chief executive officer and its three other most highly compensated NEOs serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as "performance-based" compensation. Our objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with our strategies and goals. Gains on exercises of stock options awarded under our shareholder approved Long-Term Incentive Plan and payments under our shareholder approved Performance-Based Compensation Plan are intended to be "performance-based" compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated NEOs for the Company's last three fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Neal L. Patterson Chairman of the Board and Chief Executive Officer	2014	1,044,712	—	—	3,864,670	1,558,703	—	131,325 (7)	6,599,410
	2013	1,025,000	—	—	3,135,200	1,768,500	—	143,456	6,072,156
	2012	1,025,000	—	—	2,804,440	1,890,000	—	163,969	5,883,409

Marc G. Naughton Executive Vice President and Chief Financial Officer	2014	495,961	—	513,145	1,160,720	421,313	—	7,098	2,598,237
	2013	471,538	—	446,150	979,750	498,450	—	10,511	2,406,399
	2012	450,769	—	384,300	876,388	542,500	—	10,812	2,264,769

Jeffrey A. Townsend Executive Vice President and Chief of Staff	2014	604,615	—	1,086,660	1,925,740	643,013	—	94,067 (8)	4,354,095
	2013	565,385	—	892,300	1,567,600	745,500	—	10,706	3,781,491
	2012	538,462	—	768,600	1,402,220	805,000	—	10,812	3,525,094

Michael R. Nill Executive Vice President and Chief Operating Officer	2014	604,615	—	1,086,660	1,925,740	643,013	—	7,098	4,267,126
	2013	565,385	—	892,300	1,567,600	745,500	—	10,511	3,781,296
	2012	538,462	—	768,600	1,402,220	805,000	—	10,812	3,525,094

Zane M. Burke (2) President	2014	604,615	—	1,086,660	1,925,740	643,013	—	7,098	4,267,126
	2013	510,000	—	3,227,300	1,567,600	655,500	—	10,511	5,970,911
	2012	403,385	—	1,123,500	1,903,848	556,500	—	15,668	4,002,901

(1)	2014 salary represents 53 weeks due to the Company's 2014 fiscal year ending on January 3, 2015.

(2)
Mr. Burke received an off-cycle compensation increase during 2013 as a result of his promotion to President. Specifically, Mr. Burke's base salary increased to $570,000 effective September 8, 2013 and his performance-based cash incentive target increased to $650,000 effective June 30, 2013. He also received an additional equity grant on September 6, 2013. The time-based restricted stock grant vests on the following schedule assuming Mr. Burke's continued employment through each vesting date: 12,500 shares on September 6, 2014; 12,500 shares on September 6, 2015; and 25,000 shares on September 6, 2016.

(3)
In 2014, restricted stock awards were granted pursuant to a three-year performance vesting timeframe under our Long-Term Incentive Plan.  The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2014 three-year performance vesting timeframe at the probable outcome of the performance metrics being achieved as of the date of grant.  The actual amounts that will be earned under the 2014 restricted stock grants during the three-year vesting timeframe are dependent upon the achievement of pre-established performance goals and potential reduction of vesting amounts based on subjective performance evaluations.  The above numbers assume the maximum level of performance against performance metrics and no reduction in vesting amounts related to the subjective performance evaluations.

(4)
These amounts reflect the grant date fair value of the option awards granted. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended January 3, 2015 for the relevant assumptions used to determine the valuation of our option awards.

(5)	Reflects payments made under our Performance-Based Compensation Plan as described above under "Compensation Elements - Performance-Based Cash Incentive Compensation."

(6)
This column includes the aggregate incremental cost to us of providing personal benefits to the NEOs. It includes our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) retirement plan and the expense associated with the discount on Common Stock purchases under our ASPP.

(7)
The personal benefits in this column that represent at least $25,000 or 10% of the total amount of All Other Compensation include personal use of our Corporate Aircraft by Mr. Patterson, which had an incremental cost to us in the amount of $122,650, $131,450 and $151,740 in 2014, 2013 and 2012, respectively. The incremental cost to us of Mr. Patterson's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, and the costs of deadhead hours. This amount also includes amounts paid for a home/office security system.

(8)
This amount includes $86,969 paid in 2014 (including $30,976 in tax gross-ups) pursuant to a relocation package approved by the Compensation Committee for Mr. Townsend's temporary relocation from Kansas City, Missouri to Salt Lake City, Utah for an undetermined period of time to lead our partnership with Intermountain Healthcare.

2014 GRANTS OF PLAN-BASED AWARDS

The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option and performance-based restricted stock awards made to the NEOs in 2014. Our non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the Incentive Compensation Plan - Quarterly Administration Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see "Compensation Elements - Performance-Based Cash Incentive Compensation." Our equity incentive awards are granted under our shareholder approved 2011 Omnibus Equity Incentive Plan. For more detailed information regarding our 2011 Omnibus Equity Incentive Plan, see "Compensation Elements - Long-Term Incentive Plan Compensation."

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($) (1)	Target ($)	Maximum ($) (2)	Threshold	Target (#)(3)	Maximum
Neal L. Patterson	3/7/2014	1,271,063	1,694,750	2,050,000	—	—	—	—	146,500	60.37	3,864,670
Marc G. Naughton	3/7/2014	343,125	457,500	754,875	—	8,500	—	—	44,000	60.37	1,673,865
Jeffrey A. Townsend	3/7/2014	524,063	698,750	997,500	—	18,000	—	—	73,000	60.37	3,012,400
Michael R. Nill	3/7/2014	524,063	698,750	997,500	—	18,000	—	—	73,000	60.37	3,012,400
Zane M. Burke	3/7/2014	524,063	698,750	997,500	—	18,000	—	—	73,000	60.37	3,012,400

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)
These amounts reflect the maximum available payout under the Performance-Based Compensation Plan. There is a further limit on the maximum payout relative to Section 162(m) of the Internal Revenue Code. This maximum is set at 200% of base salary for our CEO and 175% of base salary for the other NEOs.

(3)	These amounts reflect the number of shares subject to performance metrics as discussed in "Compensation of the other NEOs."

(4)	The exercise price is equal to the closing fair market value of our Common Stock on the date of grant.

(5)
These amounts reflect the grant date fair value of the awards granted. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended January 3, 2015 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised as of January 3, 2015.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares That Have Not Vested (#) (3)	Market Value at January 2, 2015 of Unearned Shares That Have Not Vested ($)
Neal L. Patterson	6/3/2005	320,000	—	7.85	6/3/2015	(1)	—	—	—	—
	9/16/2005	336,000	—	10.28	9/16/2015	(1)	—	—	—	—
	3/9/2006	400,000	—	10.88	3/9/2016	(1)	—	—	—	—
	3/9/2007	320,000	—	13.45	3/9/2017	(1)	—	—	—	—
	3/14/2008	288,000	—	10.06	3/14/2018	(1)	—	—	—	—
	3/6/2009	280,000	—	9.18	3/6/2019	(1)	—	—	—	—
	3/12/2010	192,000	48,000	21.30	3/12/2020	(1)	—	—	—	—
	6/28/1995	2,360,000	—	3.70	6/28/2020	(2)	—	—	—	—
	3/11/2011	132,000	88,000	25.80	3/11/2021	(1)	—	—	—	—
	3/9/2012	64,000	96,000	38.43	3/9/2022	(1)	—	—	—	—
	3/1/2013	—	160,000	44.62	3/1/2023	(1)	—	—	—	—
	3/7/2014	—	146,500	60.37	3/7/2024	(1)	—	—	—	—

Marc G. Naughton	3/9/2007	40,000	—	13.45	3/9/2017	(1)	—	—	—	—
	3/14/2008	90,000	—	10.06	3/14/2018	(1)	—	—	—	—
	3/6/2009	60,000	—	9.18	3/6/2019	(1)	—	—	—	—
	3/12/2010	48,000	12,000	21.30	3/12/2020	(1)	—	—	—	—
	3/11/2011	33,600	22,400	25.80	3/11/2021	(1)	—	—	—	—
	2/24/1997	70,000	—	1.88	2/24/2022	(2)	—	—	—	—
	3/9/2012	20,000	30,000	38.43	3/9/2022	(1)	—	—	8,000	520,240
	3/1/2013	—	50,000	44.62	3/1/2023	(1)	—	—	9,000	585,270
	3/7/2014	—	44,000	60.37	3/7/2024	(1)	—	—	8,500	552,755

Jeffrey A. Townsend	6/3/2005	120,000	—	7.85	6/3/2015	(1)	—	—	—	—
	3/9/2006	100,000	—	10.88	3/9/2016	(1)	—	—	—	—
	3/9/2007	100,000	—	13.45	3/9/2017	(1)	—	—	—	—
	3/14/2008	120,000	—	10.06	3/14/2018	(1)	—	—	—	—
	3/6/2009	110,000	—	9.18	3/6/2019	(1)	—	—	—	—
	3/9/2012	32,000	48,000	38.43	3/9/2022	(1)	—	—	16,000	1,040,480
	3/1/2013	—	80,000	44.62	3/1/2023	(1)	—	—	18,000	1,170,540

	3/7/2014	—	73,000	60.37	3/7/2024	(1)	—	—	18,000	1,170,540

Michael R. Nill	4/25/2008	100,000	—	11.58	4/25/2018	(1)	—	—	—	—
	3/6/2009	110,000	—	9.18	3/6/2019	(1)	—	—	—	—
	3/9/2012	32,000	48,000	38.43	3/9/2022	(1)	—	—	16,000	1,040,480
	3/1/2013	—	80,000	44.62	3/1/2023	(1)	—	—	18,000	1,170,540
	3/7/2014	—	73,000	60.37	3/7/2024	(1)	—	—	18,000	1,170,540

Zane M. Burke	5/1/2009	19,480	—	13.17	5/1/2019	(1)	—	—	—	—
	5/3/2010	24,000	6,000	21.68	5/3/2020	(1)	—	—	—	—
	5/16/2011	36,000	24,000	29.56	5/16/2021	(1)	—	—	—	—
	3/9/2012	24,000	36,000	38.43	3/9/2022	(1)	—	—	8,000	520,240
	7/31/2012	20,000	30,000	36.96	7/31/2022	(1)	—	—	16,000	1,040,480
	3/1/2013	—	80,000	44.62	3/1/2023	(1)	—	—	18,000	1,170,540
	9/6/2013	—	—	—	—	—	—	—	37,500	2,438,625
	3/7/2014	—	73,000	60.37	3/7/2024	(1)	—	—	18,000	1,170,540

(1)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(2)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(3)
Restricted stock awards that are subject to performance metrics and continued employment through the vesting dates. These awards are scheduled to vest as follows assuming attainment of the performance metrics. Mr. Naughton: 9,850 shares on June 1, 2015, 8,850 shares on June 1, 2016 and 6,800 shares on June 1, 2017; Mr. Townsend and Mr. Nill: 19,800 shares on June 1, 2015; 17,800 shares on June 1, 2016 and 14,400 shares on June 1, 2017; Mr. Burke: 27,800 shares on June 1, 2015, 17,800 shares on June 1, 2016 and 14,400 shares on June 1, 2017. In addition, Zane M. Burke has a restricted stock award that is only subject to continued employment through the vesting dates as follows: 12,500 shares on September 6, 2015; and 25,000 shares on September 6, 2016.

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock held by our NEOs during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Neal L. Patterson	240,000	12,204,600	—	—
Marc G. Naughton	—	—	2,000	108,400
Jeffrey A. Townsend	—	—	68,000	3,685,600
Michael R. Nill	100,000	4,668,000	68,000	3,685,600
Zane M. Burke	—	—	17,500	1,019,500

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock by the fair market value of our Common Stock on the vesting date.

EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL

Employment Agreements
Employment agreements entered into with our associates primarily serve to: i) create an "at-will" employment relationship, ii) assign to us any intellectual property rights the associate may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter, and iii) provide for restrictive covenants of the associate in favor of Cerner during and after employment with Cerner, including: confidentiality, non-compete and non-solicit obligations. Such employment agreements help protect our intellectual property, client-base/relationships and associates. We enter into such employment agreements with all of our associates, including all of the NEOs.

The material terms of Mr. Patterson's employment agreement provide for: a) at-will employment, b) an annual base salary, specified use of our Corporate Aircraft and a potential bonus as determined annually by the Board, c) severance payments and benefits upon certain termination events, as discussed in detail below, d) an assignment provision wherein Mr. Patterson assigns all discoveries, inventions or improvements related to our business to us, e) a nondisclosure provision that survives in perpetuity, f) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson's employment and for two years following termination of employment, for any reason, with us, and g) a general mutual indemnification provision by Mr. Patterson and us.

We have entered into at-will employment agreements with each of our other NEOs. The material terms of each of these agreements provide for: a) an assignment provision wherein each executive assigns to us all discoveries, inventions or improvements related to our business made while in our employ and for each NEO other than Mr. Townsend within one year thereafter, b) a non-disclosure provision that survives in perpetuity, and c) noncompetition and non-solicitation provisions that are effective during the term of the executive's employment and for at least two years following termination of employment, for any reason, with us.

Our Enhanced Severance Pay Plan applies to all of our U.S. based permanent, full-time salaried associates other than Mr. Patterson (whose severance benefits are set forth in his Employment Agreement) and offers severance pay upon: i) certain termination without cause events (the severance benefits currently range from 16 weeks to 52 weeks and are contingent upon the former associate satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment related claims), or ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) as set forth below in the Severance Matrix, and will include both base salary and average cash bonus.

	Severance Matrix - Determined by Years of Service
Associates	Less Than 2 Years Severance Weeks	>2, Less Than 5 Years Severance Weeks	>5, Less Than 10 Years Severance Weeks	>10 Years Severance Weeks
NEOs other than the CEO	16	24	36	52

All of our NEOs other than Mr. Patterson are currently entitled to severance calculated at 52 weeks under our Enhanced Severance Pay Plan. The amount of any severance benefit paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.

Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control in the Company under (and as defined in) their current employment agreements and our other compensation programs, including our Enhanced Severance Pay Plan. The Compensation Committee may at its discretion revise, amend or add to the benefits if it deems advisable.

Neal L. Patterson

Termination by us without Cause (prior to a Change in Control): If Mr. Patterson's employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:

Severance Pay: i) three years' base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions), and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions) (which severance amounts will be reduced pursuant to his employment agreement to the extent any amounts are classified as a "parachute payment" under Section 280G of the Internal Revenue Code, unless, even with the imposition of the 20% excise tax on Mr. Patterson, he would receive a larger benefit than he would if his "parachute payments" were reduced (the "Reduced Amount")). These severance payments will generally be payable pro rata during the three-year severance term on Cerner's regular paydays, other than amounts during the first six months that qualify as "excess severance payments" as defined under Section 409A of the Internal Revenue Code (which amounts will be paid at a later date in accordance with the Employment Agreement).

Benefits: health benefits for a three-year period following the termination of employment.

Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson to the extent such grants would have vested based on the passage of time during the three year period following the date of Mr. Patterson's termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Patterson will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon or following a Change in Control): If there is a Change in Control of the Company (as defined in Mr. Patterson's Employment Agreement), 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans that has not yet vested will become vested on the date the Change in Control becomes effective. In addition, Mr. Patterson will be entitled to the following if either: a) Mr. Patterson's employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective:

Severance Pay: i) three years' base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions), and ii) three times the average annual cash bonus received during the prior three-year period (less normal tax and payroll deductions and less any Reduced Amount). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A of the Internal Revenue Code.

Benefits: health benefits for a three-year period following the termination or resignation.

Equity Awards: The remaining 50% of each equity incentive award that has not yet vested will become fully vested upon the effective date of such termination or resignation. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson's options.

Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon a Change in Control): In the event we terminate Mr. Patterson's employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.

Termination upon Death or Disability: In the event Mr. Patterson's employment is terminated as a result of a Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson's death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: if Mr. Patterson's employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death, Mr. Patterson's estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson's options.

Assuming Mr. Patterson's employment was terminated under each of these circumstances on January 3, 2015, such payments and benefits would have an estimated value of:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) (1) ($)	For Cause Termination or Resignation (without Good Reason following a CIC) ($)	Death (2) ($)	Disability ($)
Neal L. Patterson	Cash Severance (3)	8,292,203	8,292,203	—	—	—
	Benefits(4)	55,084	55,084	—	500,000	—
	Value of Accelerated Equity(5)	11,127,614	12,053,970 (6)	—	—	—

(1)	Assumes an effective Change in Control date of January 3, 2015.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, Mr. Patterson's estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three year period, based on the rates in effect on January 1, 2015.

(5)
The payments relating to equity represent the value of unvested, accelerated stock options as of January 3, 2015, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on January 2, 2015. Does not include the value of Mr. Patterson's vested options of $266,337,515 as of January 3, 2015.

(6)
50% of this amount relates to options that would vest automatically upon a Change in Control even if Mr. Patterson's employment continued and 50% represents options that would vest upon his termination of employment without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

Marc G. Naughton, Jeffrey A. Townsend, Michael R. Nill and Zane M. Burke

Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO's employment without Cause (as defined in each such NEO's employment agreement), each of Mr. Naughton, Mr. Townsend, Mr. Nill and Mr. Burke will be entitled to the following (except where otherwise stated):

Severance Pay: the equivalent of two weeks' base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and benefits), except Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO's employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Enhanced Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.

If any one of the above resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, the above NEOs will forfeit any outstanding unvested awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of the NEO by us other than for Cause (as defined in the option agreement) or upon resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all remaining unvested options shall vest immediately (at the time of the Change in Control, 50% of such unvested options would have vested upon the Change in Control under the terms of such option agreements). The restricted stock grants issued in 2010, 2011, 2012, 2013 and 2014 were performance-based and therefore did not contain any change in control provisions.

Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate one of the above NEO's employment for Cause (as defined in their employment agreements) or if one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled to no further compensation or benefits under his employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the award agreements), the above NEO will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The restricted stock grants issued in 2010, 2011, 2012, 2013 and 2014 were performance-based and therefore did not contain any change in control provisions.

Termination upon Death or Disability: In the event one of the above NEO's employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement with such NEO other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: if employment is terminated as a result of death, the NEO's estate is entitled to life insurance benefits under our group life insurance program equal to one year's salary, with a cap of $500,000, based upon his base salary at the time of death. In the event of accidental death, the NEO's estate would receive an additional one year's salary, with a cap of $500,000, based on his base salary at the time of death. If an NEO were to die in a travel accident while on Cerner business, his estate would receive an additional $200,000.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination due to Disability or death, the above NEO will forfeit any outstanding unvested awards except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Non-compete Payments: If any of the above NEOs (other than Mr. Patterson and Mr. Townsend) is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average cash earnings during the last three years of his employment. Mr. Townsend's employment agreement, while containing a non-compete provision, does not address severance pay or non-compete payments.

Assuming employment was terminated on January 3, 2015 for each of the four NEOs (excluding Mr. Patterson, see table above) under each set of circumstances set forth above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (without Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Marc G. Naughton	Cash Severance (3)	490,000	1,466,132	—	—	—
	Benefits	—	—	—	490,000	—
	Value of Accelerated Equity(4)	—	3,427,302 (5)	—	—	—
	Non-compete Payments (6)	1,680,310	1,680,310	—	—	—

Jeffrey A. Townsend	Cash Severance(3)	600,000	1,996,757	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity(4)	—	3,250,180 (5)	—	—	—
	Non-compete Payments(6)	—	—	—	—	—

Michael R. Nill	Cash Severance(3)	600,000	1,996,757	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity(4)	—	3,250,180 (5)	—	—	—
	Non-compete Payments(6)	2,276,152	2,276,152	—	—	—

Zane M. Burke	Cash Severance(3)	600,000	1,827,507	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity(4)	—	4,884,490 (5)	—	—	—
	Non-compete Payments(6)	1,967,591	1,967,591	—	—	—

(1)	Assumes an effective Change in Control date of January 3, 2015.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
The payments relating to equity represent the value of unvested, accelerated stock options as of January 3, 2015, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on January 2, 2015. Does not include the value of the NEO's vested options as of January 3, 2015, which would equal the following amounts: Mr. Naughton, $18,731,868; Mr. Townsend, $31,026,144; Mr. Nill, $12,339,700 and Mr. Burke, $4,527,473.

(5)
50% of this amount relates to options that would vest automatically upon a Change in Control even if each NEO's employment continued and 50% represents options that would vest upon each NEO's termination of employment without Cause or each NEO's resignation with Good Reason within 12 months following the date the Change in Control becomes effective.

(6)
Non-compete payments represent payments for months four to 24 per the terms of the employment agreement, assuming the executive officer is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. Mr. Townsend's employment agreement does not address non-compete payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our Directors is an executive officer of an entity of which a Company executive officer is a director. Other than Dr. Bisbee, none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under the section in this Proxy Statement titled "Certain Transactions." Both of our non-independent Directors, Mr. Patterson and Mr. Illig, have an interest in certain reportable transactions set forth under the section of this Proxy Statement titled "Certain Transactions." All such reportable transactions have been approved by the disinterested Directors.

None of the Company's current Compensation Committee members (Denis A. Cortese, M.D., John C. Danforth, Linda M. Dillman, William B. Neaves, Ph.D. and William D. Zollars) is or during the last fiscal year was: i) an officer or employee of the Company, or ii) a former officer of the Company.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics
We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer). Any amendments to or waivers of the Global Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer will be posted on www.cerner.com.

Governance Documents
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Global Code of Conduct can be found on our website at www.cerner.com under "About Cerner, Leadership, Corporate Governance." Shareholders may also request a free copy of these documents from: Cerner Corporation, c/o Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Board Leadership Structure
Our Board is currently comprised of seven independent Directors, plus Mr. Patterson, the Chairman of the Board, and Mr. Illig, Vice Chairman. Messrs. Patterson and Illig are both associates of the Company. Additionally, as prescribed by our Corporate Governance Guidelines (the "Guidelines"), the Board has designated the Chairperson of the NG&PP Committee to preside over all executive sessions of the Board (the "Lead Director"). The Lead Director's responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors at the request of any of them, establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman of the Board and the independent Directors. The independent Directors generally meet in executive sessions at each regularly scheduled Board meeting and may hold additional executive sessions as they determine necessary or appropriate. Each of the three Board Committees - i) Audit, ii) Compensation, and iii) NG&PP - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Mr. Daniels, our current Lead Director, and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for us and our shareholders.

With respect to the roles of Chairman and CEO, the Guidelines reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual, and the Board has exercised its discretion in combining these positions and appointing Neal L. Patterson, one of the founders of the Company, to serve as Chairman and CEO. The Board believes that it is in Cerner's best interests for the CEO to serve as the Chairman of the Board in light of Mr. Patterson's vision as a co-founder of the Company and his unique knowledge, experience and relationship with the Board, the health care IT industry and the Company's management. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of the Company and our shareholders.

Board Oversight of Enterprise Risk
Much attention continues to be given to the subject of corporate risk and how companies identify and manage risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Enterprise Risk Management team conducts an annual survey of our executive management teams to identify risks, and together with our other compliance focused teams (such as Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing our various risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, privacy, data security, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and risk management policies. Due to the dynamic nature of risk, the overall status of our significant risks are updated and significant risks are reviewed and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities for risk management.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications
The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has the ability to retain third-party executive search firms to identify candidates as well, but has not traditionally relied upon this resource. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In identifying and evaluating potential candidates, regardless of the source of the nomination, the Board considers the qualifications listed in our Corporate Governance Guidelines and the NG&PP Committee Charter, including without limitation, the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing diverse backgrounds, races, genders, ethnicities and in depth experience in business, health care, information technology, government and in areas that are relevant to our global activities. The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to background, to age, gender, ethnicity and race. The NG&PP Committee will seek qualified Board candidates from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations and professions such as accounting, human resources and legal services. The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

For a discussion of the individual experience and qualifications of our Board members, please refer to the section entitled, "Information Concerning Directors" above.

Nomination Process and Shareholder Access to Directors
As stated above, the NG&PP Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the NG&PP Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 in accordance with the procedures described below in "Shareholder Proposals." Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

The Director nominees nominated for election at the 2015 Annual Shareholders' Meeting, as set forth below in Proposal #1, were recommended by the NG&PP Committee and nominated for re-election by the full Board.

The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.

Majority Voting for Directors
Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Stock Market Marketplace Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

CERTAIN TRANSACTIONS

The Company participates in the Health Management Academy, an industry-wide education forum, together with over 160 competitors, clients and potential clients of the Company. Dr. Bisbee, a member of our Board, owns approximately 50% of the common stock of the Health Management Academy. The total amount of fees paid by the Company in 2014 to the Health Management Academy was approximately $182,000. The Company intends to continue its participation in the Health Management Academy in 2015.

In 2012, we contracted with GRAND Construction, LLC (the "Coordinator"), to coordinate, supervise, schedule and assist with managing the development, design and construction of our Continuous Campus. Under the agreement, we paid the Coordinator approximately $1.4 million in 2013 and approximately $370,000 in 2014 in connection with the development of the Continuous Campus. 60% of the voting stock of the Coordinator is owned by an entity that is indirectly owned 50% by Mr. Patterson and 50% by Mr. Illig. The independent members of our Board of Directors, acting as a committee, reviewed and unanimously approved the agreement with the Coordinator.

In December 2014, we entered into a Construction Coordinator Agreement with the Coordinator to coordinate, supervise, schedule and assist with managing the development, design and construction of the first two phases of our Trails Campus. The estimated fees to be payable under this agreement as of the date of signing were approximately $3,613,500 over a period currently estimated at two years. No fees were paid in 2014. Entry into this agreement was approved by the Audit Committee.

In 2014, we paid approximately $200,500 to OnGoal, LLC for corporate suite and other events at Sporting Park, Sporting Kansas City season and event/group tickets and related expenses. OnGoal, LLC owns the Sporting Kansas City professional soccer team. OnGoal, LLC is owned 78.1% by an entity that is indirectly owned 50% by Mr. Patterson and 50% by Mr. Illig.

Certain executive officers and Board members have family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill's aggregate compensation for fiscal year 2014 was $410,481. On April 29, 2014, Dr. Nill was awarded options under the Company's 2011 Omnibus Equity Incentive Plan to purchase 35,500 shares of the Company's Common Stock at an exercise price of $50.04 per share, such options to vest at various amounts over a period of five years. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief People Officer. Ms. Wilson's aggregate compensation for the fiscal year 2014 was $663,190. On March 7, 2014, Ms. Wilson was awarded options under the Company's 2011 Omnibus Plan to purchase 45,500 shares of the Company's Common Stock at an exercise price of $60.37 per share, such options to vest at various amounts over a period of five years. Ms. Wilson was also awarded 9,000 performance-based restricted shares under the Company's 2011 Omnibus Plan on March 7, 2014. These shares had a grant date value of $60.37 per share and vest at various amounts over a period of three years based on attainment of performance targets.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted a written policy governing the approval of related party transactions within the meaning of Item 404(a) of the SEC's Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require the Audit Committee's approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction.

Conflicts of interest are also addressed in our Global Code of Conduct, which is published on our website at www.cerner.com under "About Cerner, Investor Relations, Corporate Governance." Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ rule.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and ratification by the Audit Committee on an annual basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended January 3, 2015 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately satisfied, with the exception of a Form 5, which was supposed to have been filed by Linda M. Dillman, reporting the gift of 308 shares of Company Common Stock on December 29, 2014. Such gift will be reported on Ms. Dillman's next filed Form 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 9, 2015 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each Named Executive Officer included in the Summary Compensation Table, and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Neal L. Patterson (1)	26,773,236	7.79%
FMR LLC (2)	24,203,560	7.04%
The Vanguard Group (3)	22,852,949	6.65%
BlackRock, Inc. (4)	18,963,529	5.52%
Sands Capital Management, LLC (5)	17,572,633	5.11%
Clifford W. Illig (6)	15,309,364	4.46%
Jeffrey A. Townsend (7)	645,953	*
Marc G. Naughton (8)	451,704	*
John C. Danforth (9)	407,116	*
Michael R. Nill (10)	349,304	*
Zane M. Burke (11)	153,238	*
William D. Zollars	61,266	*
William B. Neaves (12)	46,800	*
Gerald E. Bisbee, Jr.	46,800	*
Linda M. Dillman	32,492	*
Denis A. Cortese (13)	17,200	*
Mitchell E. Daniels, Jr. (14)	3,500	*
All Directors and executive officers, as a group (13 persons)	44,297,973	12.89%
*Less than one percent.

(1)
Mr. Patterson reports sole voting and dispositive power with respect to 4,399,513 shares of Common Stock and shared voting and dispositive power with respect to 22,373,723 shares of Common Stock. This amount includes 4,224,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 2,898,940 held by Jeanne Lillig-Patterson, wife of Mr. Patterson, as trustee for their children. Such number of shares excludes 97,552 shares beneficially owned by Jeanne Lillig-Patterson. Mr. Patterson disclaims beneficial ownership of such shares.

(2)
Schedule 13G/A, dated February 13, 2015 and filed by FMR LLC, reported sole voting power with respect to 1,136,361 shares of Common Stock, and sole dispositive power with respect to 24,203,560 shares of Common Stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Schedule 13G/A, dated February 10, 2015 and filed by Vanguard Group, Inc., reported sole voting power with respect to 526,747 shares of Common Stock, sole dispositive power with respect to 22,360,709 shares of Common Stock and shared dispositive power with respect to 492,240 shares of Common Stock. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Schedule 13G, dated February 6, 2015 and filed by BlackRock, Inc., reported sole voting power with respect to 16,260,604 shares of Common Stock and sole dispositive power with respect to 18,963,529 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(5)
Form 13F, for the period ended December 31, 2014, filed by Sands Capital Management, LLC on February 11, 2015, reported sole voting power with respect to 12,856,178 shares of Common Stock and sole dispositive power with respect to 17,572,633 shares of Common Stock. The address for Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, Virginia 22209.

(6)
Mr. Illig reports sole voting and dispositive power with respect to 13,932,364 shares of Common Stock and shared voting and dispositive power with respect to 1,377,000 shares of Common Stock. This amount includes 728,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 1,174,000 shares held in trust by Bonne A. Illig, wife of Mr. Illig, serving as trustee for their children.

(7)
Mr. Townsend has sole voting and dispositive power with respect to 645,953 shares of Common Stock. This amount includes 510,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(8)
Mr. Naughton has sole voting and dispositive power with respect to 395,762 shares of Common Stock and shared voting and dispositive power with respect to 55,942 shares of Common Stock. This amount includes 374,800 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

Such number of shares includes 55,942 shares held jointly with Janise Naughton, wife of Mr. Naughton. Such number of shares excludes 2,600 shares beneficially owned by Janise Naughton. Mr. Naughton disclaims beneficial ownership of such shares.

(9)
Mr. Danforth has sole voting and dispositive power with respect to 3,440 shares of Common Stock and shared voting and dispositive power with respect to 403,676 shares of Common Stock. 93,872 shares held in trust are pledged as security.

Such number of shares includes 3,440 shares held by Sally Danforth, wife of John C. Danforth.

(10)
Mr. Nill has sole voting and dispositive power with respect to 349,304 shares of Common Stock. This amount includes 240,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(11)
Mr. Burke has sole voting and dispositive power with respect to 153,238 shares of Common Stock. This amount includes 133,480 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(12)	Dr. Neaves has shared voting and dispositive power with respect to 46,800 shares of Common Stock.

(13)	Dr. Cortese has shared voting and dispositive power with respect to 17,200 shares of Common Stock.

(14)	Mr. Daniels has shared voting and dispositive power with respect to 3,500 shares of Common Stock.

PROPOSAL #1

ELECTION OF DIRECTORS

There are three Director nominees for election to the Board of Directors (the "Board") this year. The Board has nominated Mitchell E. Daniels, Jr., Clifford W. Illig and William B. Neaves, Ph.D., Class II Directors who have served continuously on our Board since 2013, 1980 and 2001, respectively. Unless otherwise instructed, the persons named as proxies will vote for the election of Messrs. Daniels, Illig and Neaves. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above, along with information about other members of our Board.

Vote Required

The favorable vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors. Our Board recommends a vote for the election of each of the nominees.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended January 3, 2015 was KPMG LLP ("KPMG"). KPMG has audited our financial statements since 1983.

Audit and Non-Audit Fees

Audit Fees. KPMG billed us an aggregate of: $1,521,618 and $1,463,398 for professional services rendered for the audit of our consolidated financial statements for the years ended January 3, 2015 and December 28, 2013, its review of our consolidated financial statements included in our quarterly reports on Form 10-Q, and for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements for the years ended January 3, 2015 and December 28, 2013, respectively. Additionally, KPMG billed us an aggregate of $84,733 and $86,655 for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements for the fiscal years ended December 31, 2013 and December 31, 2012.

Audit-Related Fees. KPMG billed us an aggregate of $759,291 for audit-related fees for the year ended January 3, 2015, for services related to financial due diligence and consultations for the Siemens Health Services acquisition. There were no audit-related fees billed to us by KPMG for the year ended December 28, 2013.

Tax Fees. KPMG billed us an aggregate of $14,198 and $65,115 for tax services for the years ended January 3, 2015 and December 28, 2013, respectively, including fees for services relating to expatriate return services for associates who are not in a financial reporting oversight role and tax consultation and tax compliance services.

All Other Fees. There were no other fees billed to us by KPMG for the year ended January 3, 2015. KPMG billed us an aggregate of $186,902 for consulting services for the year ended December 28, 2013.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2014 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided related to the fiscal year 2015 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2015, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders' Meeting, and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Our Board recommends a vote in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our shareholders to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach, which has been used consistently over the years, has resulted in our ability to attract and retain the executive talent necessary to lead us during a period of tremendous growth and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Currently, the Company conducts the stockholder advisory votes on executive compensation required by Rule 14a-21(a) on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company’s 2016 Annual Shareholder Meeting.

Vote Required

The affirmative vote of a majority of the shares of Cerner Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal. Our Board recommends a vote in favor of the approval of the compensation of the Company's NEOs as disclosed in this Proxy Statement.

PROPOSAL #4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
CERNER CORPORATION PERFORMANCE-BASED COMPENSATION PLAN

Our Board recommends approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan, which serves as one of the central compensation plans for our associates and executive officers. Obtaining shareholder approval of the plan increases our ability to be able to fully deduct, where applicable, the compensation of certain executive officers under Section 162(m) of the Internal Revenue Code and to incorporate certain minor modifications to the plan as discussed below.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, which we refer to as "Section 162(m)," places a limit of $1,000,000 on our federal income tax deduction for compensation paid in a taxable year to our Chief Executive Officer and our three other most highly-compensated officers (other than our Chief Financial Officer). There is an exception, however, that excludes from this limitation certain performance-based compensation. In particular, qualified performance-based compensation is not subject to the deduction limit, and is therefore fully deductible if several conditions are met. One of these conditions under Section 162(m) is that our shareholders must approve the material terms of the performance goals no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved those terms.

The Performance-Based Compensation Plan was first approved by Cerner's shareholders in 2001 and was most recently re-approved by Cerner's shareholders in 2010.

Our Board has determined that it is in the best interests of Cerner and our shareholders to attempt to maximize, to the extent reasonably practicable, the tax deductibility of all compensation paid to our associates, including our executive officers. The Board has determined, by resolution adopted on March 10, 2015, to submit the Performance-Based Compensation Plan to shareholders for their approval at this year's Annual Shareholders' Meeting. If the shareholders approve the Performance-Based Compensation Plan, compensation attributable to awards granted and amounts paid pursuant to the Performance-Based Compensation Plan in forthcoming periods, including 2015, may be eligible to be fully deductible for federal tax purposes, potentially generating additional tax savings for us.

Material Terms of the Performance Goals

A general description of our Performance-Based Compensation Plan and how it operates is provided below under the heading "General Description of the Performance-Based Compensation Plan." For purposes of obtaining the requisite approval of our shareholders to qualify for the performance-based compensation under Section 162(m), the material terms of the performance goals under the Performance-Based Compensation Plan that must be approved are: (1) the class of associates eligible to receive compensation upon achievement of performance goals applicable to awards under the plan, (2) the business criteria on which such performance goals may be based, and (3) the maximum amount that may be paid to any associate subject to Section 162(m), sometimes referred to herein as a "covered executive," upon achievement of the performance goals applicable to an award under the plan. Each of these material terms is described immediately below.

Eligible Class

Persons eligible to be considered for awards under the Performance-Based Compensation Plan are key associates and executives whom senior management identifies and the Compensation Committee approves, on an annual basis, as eligible for participation. We expect the total number of participants in the Performance-Based Compensation Plan in 2015 to be approximately 5,500 associates, of which nine are Section 16 Officers and participate under the executive feature of the Performance-Based Compensation Plan, as described below. Included within the group of individuals eligible to receive awards under the executive feature of the Performance-Based Compensation Plan are all of the Named Executive Officers identified in the Compensation Discussion and Analysis section of this Proxy Statement.

Business Criteria

The business criteria that may be used to establish the Performance-Based Compensation Plan's performance goals are:

a)	Total shareholder return;

b)
Stock price increase (including attainment of a specified per-share price during the applicable incentive period; growth measures and total shareholder return or attainment by the shares of Cerner common stock of a specified price for a specified period of time);

c)	Return on equity;

d)	Return on capital;

e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

f)	Earnings measures (either in the aggregate or on a per-share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

g)	Operating profit/margin (either in the aggregate or on a per-share basis);

h)	Operating income (either in the aggregate or on a per-share basis);

i)	Net earnings (either in the aggregate or on a per-share basis);

j)	Net income or loss (either in the aggregate or on a per-share basis);

k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

l)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, new business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

m)	Achievement of business or operational goals such as market share and/or business development;

n)	Economic value added;

o)	Revenue levels;

p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

q)	Price to earnings ratio;

r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

s)	Total expenditures.

Any applicable performance goal may be established as measuring performance on a pre- or post-tax basis and when the applicable performance goals are established, the Compensation Committee may provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, any unusual, infrequent or nonrecurring gain or loss and GAAP and non-GAAP financial measures. In addition to the foregoing performance goals, the performance goals may also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's shareholders.

Maximum Payments

The executive feature of the Performance-Based Compensation Plan caps the maximum amount that can be payable, under any circumstance, to a covered executive under the Performance-Based Compensation Plan.

For quarterly or annual cash-based awards, the maximum amount payable to the Chief Executive Officer under the Performance-Based Compensation Plan is 200% of the Chief Executive Officer's base salary (at the time the applicable executive targets are established), and for all other "Section 16 Officers", the maximum amount payable is 175% of such individual's base salary (at the time the applicable executive targets are established). For purposes of these limitations, in no event will a covered executive's base salary in excess of $3,000,000 be taken into account.

For any equity-based award granted under a Cerner equity compensation plan but subject to the performance criteria set forth in the Performance-Based Compensation Plan (e.g., stock options or performance-based restricted stock units) or any equity-based award payable in cash but in an amount determined based solely on the value of one or more of our shares (e.g., performance-based restricted stock units or cash-settled stock appreciation rights), the Performance-Based Compensation Plan prohibits a participant from receiving awards in any single calendar year that relate to more than 2,000,000 shares (which number takes into account the 2-for-1 stock splits effective as of June 24, 2011 and June 28, 2013). If an underlying Cerner equity compensation plan contains a lower limitation, such lower limitation applies.

GENERAL DESCRIPTION OF THE PERFORMANCE-BASED COMPENSATION PLAN

The following is only a brief summary of the significant provisions of the Performance-Based Compensation Plan, including the proposed amendments, and is qualified in its entirety by reference to the full text of the Performance-Based Compensation Plan, as proposed to be amended, attached as Appendix I to this Proxy Statement.

Purpose

The purpose of the Performance-Based Compensation Plan is to provide meaningful incentives to our key associates and executive officers and to motivate them to assist us in achieving ambitious, attainable short-term and long-term goals during specific performance periods established by management or the Compensation Committee, sometimes referred to herein as "Incentive Periods." Individual payments made under the Performance-Based Compensation Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements. The Performance-Based Compensation Plan is administered by the Compensation Committee, which makes specific determinations, including: the associates/officers eligible for awards, establishment of Incentive Period performance targets under the executive feature and the size of individual awards under the executive feature. As disclosed above in our Compensation Discussion and Analysis, administration of the executive feature of the Performance-Based Compensation Plan has been delegated to and is performed by the Section 16 Insider Equity and Incentive Compensation Subcommittee. In making determinations, the Compensation Committee evaluates management's input and other relevant information. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company.

The Performance-Based Compensation Plan has two components: a general feature and an executive feature. In addition, the Performance-Based Compensation Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based awards that may be made under a Company-sponsored equity compensation plan.

General Feature

Under the general feature of the Performance-Based Compensation Plan, the Performance-Based Compensation Plan establishes certain parameters pursuant to which Cerner may make performance awards to key associates and officers of the Company and its subsidiaries who are determined by us to not be "Section 16 Officers" for purposes of Section 16 of the Securities Exchange Act of 1934, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates or officers in question.

The Compensation Committee and Company management establish general performance targets for the Incentive Period, attainment of which will result in the payment, exercise, settlement or vesting of awards to all eligible participants. The performance targets established by the Compensation Committee and/or Company management may vary from participant to participant and may include but are not limited to one or more of the specifically listed business criteria set forth in Section 11 of the Performance-Based Compensation Plan. Performance measures may also include individual factors including but not limited to associate productivity, associate retention and individual milestone achievement.

Under the general feature, following the initial determination of performance targets, the Compensation Committee and/or Company management will monitor actual corporate performance throughout each Incentive Period, and may decide at any time before the end of the Incentive Period to adjust the established performance measures as appropriate, for example, to take account of unusual or unanticipated corporate or industry-wide developments. Final determination of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by an associate's executive or manager. Additionally, the Compensation Committee or Company management, in exercising discretion under the Performance-Based Compensation Plan on determinations of awards payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions. Compensation under the plan may be subjected to a claw back obligation of the Company under applicable law (e.g. Dodd-Frank) or any established Company claw back or recoupment policy.

Executive Feature

The executive feature of the Performance-Based Compensation Plan was specifically created and has been structured so as to increase the likelihood that amounts paid to Section 16 Officers under the Performance-Based Compensation Plan may be fully deductible by the Company for federal income tax purposes. However, while Cerner considers the deductibility of payments and benefits under the Performance-Based Compensation Plan as one factor in determining executive compensation, Cerner also considers other factors in approving compensation and retains the flexibility to grant awards and make payments that it determines to be consistent with Cerner's goals for its executive compensation program even if the award or payment is potentially not deductible by Cerner for tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) or the executive feature of the Performance-Based Compensation Plan will in fact be deductible.

The principal difference between the general feature of the Performance-Based Compensation Plan and the executive feature is that: (a) separate, more rigid performance targets are set under the executive feature which cannot be changed during the applicable Incentive Period, (b) the maximum amounts payable to the eligible executive officers if those targets are reached are determined under pre-established objective formulas, and (c) the applicable performance targets will always be established within a certain time period during the beginning of the applicable Incentive Period (e.g. during the first 90 days of an Incentive Period of a year or more). As with awards under the general feature of the Performance-Based Compensation Plan, award amounts under the executive feature are still subject to potential reduction even if the applicable performance targets have been met. Payment amounts for achievement at or above an Executive Target need not be limited to designated incremental levels only. Rather the Committee may establish payment terms such that the payment amount is correlated directly to the percentage level of achievement at or above the Executive Target (e.g. a 104% level of achievement of an established target level will result in a payout of 104% of the amount that would have been paid at a 100% of target level achievement).

Prior to any payment, vesting or settlement of an award to any covered executive of any amount accrued under the executive feature of the Performance-Based Compensation Plan, the Compensation Committee (or its delegated subcommittee as explained above under the Compensation Discussion and Analysis) will confirm in writing that an executive target has been satisfied and authorize the payment.

Future Plan Benefits

Future benefits under the Performance-Based Compensation Plan are not currently determinable. Whether future awards will be made will depend on Compensation Committee action, and the value of any future awards will ultimately depend on the level of achievement of any performance criteria and the future price of the Company's common stock, among other factors. For additional details on the Performance-Based Compensation Plan awards granted as compensation for, and during 2015, please refer to the Named Executive Officer compensation tables in the Compensation Discussion and Analysis section of this Proxy Statement.

Vote Required

Approval of the proposal to adopt the Cerner Corporation Performance-Based Compensation Plan (as Amended and Restated May 22, 2015) requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Shareholders' Meeting, in person or by proxy, and entitled to vote thereon. Our Board recommends a vote in favor of the approval of the proposed amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan.

PROPOSAL #5

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERNER
CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN

We are asking the Company's shareholders to approve the amendment and restatement of our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Omnibus Plan") that will, among other things, increase the maximum number of shares of Common Stock authorized for issuance or transfer under the Omnibus Plan by 16,000,000 shares of Company common stock ("Shares").

The Omnibus Plan was adopted by the Company following shareholder approval at the 2011 Annual Shareholders' Meeting on May 27, 2011, to assist the Company's efforts in recruiting and retaining key associates, consultants and non-employee Directors of the Company and its subsidiaries ("eligible participants") and to align such individuals' interests with those of the Company's shareholders. Shares under the Omnibus Plan may be issued to eligible persons pursuant to equity awards, such as stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, performance shares, performance units, performance grants and bonus shares (collectively, all such types of awards referred to as "Awards").

The Omnibus Plan currently permits the issuance of up to 16,000,000 Shares (after taking into account the 2-for-1 stock splits effective as of June 24, 2011 and June 28, 2013) pursuant to Awards granted under the Omnibus Plan, plus that number of Shares either available for issuance under Plan G on May 27, 2011 (the original adoption date of the Omnibus Plan) or that, after May 27, 2011, became available under the Omnibus Plan due to the original Plan G awards expiring or being cancelled or terminated without the issuance of Shares thereunder (the "Plan G Shares").

We are asking the Company's shareholders to approve an amendment and restatement of the Omnibus Plan that will increase the total number of Shares authorized for issuance or transfer under the Omnibus Plan by 16,000,000 Shares, increasing the total authorized shares under the Omnibus Plan from 16,000,000 to 32,000,000 Shares plus the Plan G Shares. In determining the number of shares issuable under the restated Omnibus Plan, the Compensation Committee considered a number of factors, including our historical burn rate, dilution and overhang compared to our peers. The Compensation Committee also reviewed the dilution and overhang impact of the new share request and how long the additional 16,000,000 Shares would be expected to last.

Historical Equity Award and Expected Future Granting Practices

Since 2011, the Omnibus Plan has provided an important incentive to (i) create continued alignment of Cerner's vision and mission between eligible participants and shareholders, (ii) attract, hire and retain quality associates in an industry that has a very competitive market for talented employees, and (iii) meet the Company's goal of establishing a broad based, long-term ownership focus for the Company's high performance associates. As of March 13, 2015, approximately 7,000,000 Shares were available for issuance under the Omnibus Plan. While this is sufficient to cover the remaining 2015 and 2016 anticipated grants under the Omnibus Plan, it is expected to be depleted before the anticipated grants to be made in 2017. If the proposed increase in Shares is approved, the Company expects such additional Shares to be sufficient to satisfy the Company's needs in light of expected future growth for the next 5 years (assuming no major change in our grant practices). If the proposed amendment to increase the number of Shares under the Omnibus Plan is not approved, then we will not be able to continue the Omnibus Plan benefit once the remaining shares have been exhausted, which could negatively impact recruitment and retention of present or future associates.

Overhang

In determining the increase in number of Shares to be made available under the Omnibus Plan, the Committee considered potential overhang. As of the end of our 2014 fiscal year, the potential overhang was 8.8%. The projected overhang at the end of 2015 is 11.7%, taking into account the currently anticipated grants to be made in 2015 and the increase of the 16,000,000 Shares. To determine the potential overhang, we used a formula calculated as total equity grants outstanding, plus the remaining shares available to grant divided by the current total shares outstanding plus total equity grants outstanding and the remaining shares available to grant.

In addition to increasing the number of Shares eligible to be issued under the Omnibus Plan, the term of the amended and restated Omnibus Plan, if approved by our shareholders, will be extended for an additional 10 years.

DESCRIPTION OF THE OMNIBUS PLAN

Below is a brief summary of the Omnibus Plan, including the proposed amendments, which does not purport to be a complete description of all of the provisions of the Omnibus Plan. It is qualified in its entirety by reference to the full text of the Omnibus Plan, with the proposed amendments, which is attached hereto as Appendix II.

General. The Omnibus Plan provides for the granting of Awards to designated eligible participants.

Purpose. The purpose of the Omnibus Plan is to encourage eligible participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders by aligning the economic interests of the eligible participants with those of the Company's shareholders. The Omnibus Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of eligible participants upon whose judgment and special efforts the Company is largely dependent for the successful conduct of its operations.

Eligibility to Receive Awards. Designated key associates of the Company and its subsidiaries, non-employee Directors and certain consultants are eligible to be granted Awards under the Omnibus Plan. However, incentive stock options (see below) may be granted only to associates of the Company.

Shares. The Omnibus Plan permits the issuance of up to 32,000,000 Shares (after taking into account two stock splits) pursuant to Awards granted under the Omnibus Plan, plus the Plan G Shares.

Options and SARs issued under the Omnibus Plan will be counted against the maximum share limit as one Share for each Share subject to the option or SAR, and any grant of restricted stock, restricted stock unit, bonus share, performance unit, performance grant or performance share will be counted against the maximum share limit as 2.4 Shares for each one Share, other than as otherwise permitted under the Omnibus Plan. For purposes of counting the number of Shares available for Awards, if and to the extent Shares subject to an outstanding grant are not issued by reason of forfeiture, termination, surrender, cancellation or expiration, then such Shares immediately become available for issuance under the Omnibus Plan and credited back to the maximum share limit. Shares withheld or tendered with respect to the payment of any option exercise price, Shares withheld or tendered with respect to payment of any applicable federal, state and local income withholding, payroll or similar taxes, Shares repurchased by the Company using option exercise price proceeds, and all Shares underlying any portion of an option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) count against the maximum share limit. To the extent that restricted stock units or performance units are settled in cash, any Shares underlying such Awards which are not issued in light of such Award being settled in cash, will be added back to the maximum share limit. All of the Plan G Shares subjected to new Awards under the Omnibus Plan are subject to these same fungible share ratios and share counting provisions.

Minimum Vesting. Except with respect to a maximum of five percent (5%) of the shares authorized for issuance under the Omnibus Plan, Restricted Stock and Restricted Stock Unit Grants to new hires and Restricted Stock and Restricted Stock Unit Grants to Non-Employee Directors, all Restricted Stock and Restricted Stock Unit Grants to associates will be subject to a minimum exercise or vesting schedule as follows: (a) time-based grants will have a minimum three (3) year exercise or vesting schedule with respect to at least a portion of the grant; and (b) performance-based grants will be based on a performance period of not less than one (1) year. The Committee or the grant instrument may provide for accelerated exercisability, vesting or payment in the event of death, disability, retirement, Change of Control, termination of employment following Change of Control or other special circumstances determined appropriate by the Compensation Committee.

Plan Administration. The Omnibus Plan will be administered by the Compensation Committee of the Board, or such other committee as the Board may determine (the "Committee"), all of whom will be: (1) "outside directors" as defined under Section 162(m) of the Internal Revenue Code, (2) "non-employee directors" as defined by the Securities and Exchange Commission rules under the Securities Act of 1934, and (3) qualified to administer the Omnibus Plan and act as a member of the Committee pursuant to all applicable rules, regulations and listing standards of The NASDAQ Stock Market, including any applicable standards for independence. Subject to the terms of the Omnibus Plan, the Committee has the sole discretion to administer and interpret the Omnibus Plan and determine who may be granted Awards, the size and types of such Awards and the terms and conditions of such Awards.

Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Omnibus Plan. The exercise price for any option (the "option price") is set by the Committee but may not be less than the fair market value of a Share on the date of grant. Options granted under the Omnibus Plan are exercisable at the times and on the terms established by the Committee. The grant and the terms of incentive stock options are restricted to the extent required by the Internal Revenue Code. The option price must be paid in full in cash or the Committee also may permit payment of the option price by the tender of previously acquired Shares or such other legal consideration which the Committee determines to be consistent with the Omnibus Plan's purpose and applicable law, including through a "net" settlement of the stock options whereby, upon the stock option exercise, the grantee is paid a number of Shares having a value equal to the intrinsic value of the stock option at the time of exercise. A repricing of options in any form as well as the cancellation of an underwater option in exchange for a cash payment or grant of any type of other award, including another Stock Option, is not permitted under the Omnibus Plan, unless otherwise approved by shareholders.

The Omnibus Plan limits the number of Shares that can be subject to Awards granted to any individual during any calendar year to 2,000,000 Shares.

Stock Appreciation Rights. The Omnibus Plan permits the grant of two types of SARs: freestanding SARs, tandem SARs or any combination thereof. A freestanding SAR is a SAR that is granted independent of any option. A tandem SAR is a SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a Share under the related option (and when a Share is purchased under the option, the SAR is similarly canceled). Tandem SARs may be granted either at the time the option is granted or any time thereafter while the option remains outstanding; provided, however, that in the case of an incentive stock option, SARs may be granted only at the time of grant of the incentive stock option. The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. Unless the Committee determines otherwise, the grant price shall be at least equal to the option price of the related option in the case of a tandem SAR, or in the case of a freestanding SAR, the fair market value of a Share on the date of grant. When a grantee exercises a SAR, that grantee will receive an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or combination thereof. Neither the repricing of SARs nor the cancellation of outstanding underwater SARs in exchange for a cash payment or grant of any other type of Award under the Omnibus Plan (including SARs) is permitted under the Omnibus Plan unless such repricing or exchange is approved by shareholders.

Restricted Stock and Restricted Stock Unit Grants. The Omnibus Plan permits the grant of restricted stock and restricted stock unit awards. The Committee may establish conditions under which restrictions on Shares of restricted stock or restricted stock units will lapse over a period of time or according to such other criteria, such as the achievement of specific performance goals, as the Committee deems appropriate. Unless the Committee determines otherwise, during the period of time in which the Shares of restricted stock or restricted stock units are restricted, the individual to whom the Shares have been granted will not have the right to vote the Shares but will have the right to receive any dividends (or dividend equivalents) or other distributions (or distribution equivalents) paid on such Shares, subject to any restrictions deemed appropriate by the Committee.

Performance Units, Performance Shares, Performance Grants and Bonus Share Grants. The Omnibus Plan permits the grant of performance units, performance share awards, performance grants and bonus share Awards. A performance unit represents the right of the grantee to receive a payment, in cash or Shares, in an amount based on achievement of established performance goals. A performance share represents the right of the grantee to receive a Share, or alternatively, the cash value of a Share, if performance goals established by the Committee are met. A bonus share award is an award of a Share, without any cost to the grantee, either in recognition of past performance or in connection with the Company's recruitment and hiring of the grantee. A performance grant is another type of Award available under the Omnibus Plan that will be issued or granted, become vested, exercisable or payable, as the case may be, upon achievement of certain performance goals. To the extent that any performance award (e.g., performance unit, performance share or other performance grant) is made, the Committee will establish a performance period during which performance shall be measured and at the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the performance award are met. All performance periods under the Omnibus Plan will be at least twelve (12) months.

Nontransferability of Awards. Awards granted under the Omnibus Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, or as otherwise specifically permitted by the Committee.

Federal Income Tax Consequences. The following is only a general summary of the possible federal income tax consequences that could result under the Omnibus Plan and should not be relied upon as being a complete statement. It does not address the state or local tax aspects of participation in the Omnibus Plan.

The award of an option or SAR will create no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an incentive stock option if the applicable holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no income tax deduction when an incentive stock option is exercised. Upon exercising a nonqualified option or a SAR, the grantee must recognize ordinary income equal to the difference between the exercise price and the fair market value of Shares on the date of the exercise; the Company will be entitled to an income tax deduction for the same amount, subject to the possible applicability of the compensation deductibility limit of Section 162(m) of the Internal Revenue Code. Generally, there will be no tax consequence to the Company in connection with a disposition of Shares acquired by a grantee upon exercise of an option, except that the Company may be entitled to a tax deduction in the case of a disposition of Shares acquired by exercise of an incentive stock option before the applicable holding periods have been satisfied.

With respect to other Awards made under the Omnibus Plan that are settled either in cash or in Shares or other property that is either transferable or not subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount. With respect to Awards that are settled in Shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier, and the Company will be entitled to a deduction for the same amount, subject to possible limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's deduction for compensation paid to certain executive officers to $1 million per year unless such compensation is "performance-based." While Cerner considers the deductibility of Awards granted under the Omnibus Plan as one factor in determining executive compensation, Cerner also considers other factors in determining which types of Awards to grant and may desire to grant Awards, the compensation relating to which may not be deductible under Section 162(m) of the Internal Revenue Code.

Amendment and Termination of the Omnibus Plan. Except as specifically provided for in the Omnibus Plan, the Committee or the Board may amend or terminate the Omnibus Plan at any time or from time to time, without obtaining the approval of the Company's shareholders. The Company, however, cannot amend the Omnibus Plan without obtaining the approval of the Company's shareholders: (1) to increase the aggregate number of Shares issuable under the Omnibus Plan, or (2) to make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed. Unless terminated earlier by the Committee, the Omnibus Plan shall terminate on May 21,2025 (assuming approval by the shareholders), unless the Omnibus Plan is extended with the approval of the shareholders.

Plan Benefits

All key associates, including associates who are officers or Directors of the Company, non-employee Directors and certain consultants of the Company and its subsidiaries are eligible to participate in and receive Awards under the Omnibus Plan. The value and number of Shares that potentially may be received by the five individuals named in the Summary Compensation Table, all current executive officers, all current Directors, all associates and all consultants are not currently determinable due to the discretionary nature of the Omnibus Plan.

Updated Equity Plan Information. The table below provides updated information about our Common Stock subject to equity compensation plans as of March 13, 2015.

Total as of March 13, 2015
Shares Available for Future Awards under Omnibus Plan (1)	7,081,423
Shares Subject to Outstanding Stock Options (2)	23,597,086
Weighted Average Exercise Price	$29.15
Weighted Average Remaining Term (in years)	6.18
Shares Subject to Outstanding Full Value Awards	654,575

(1) Includes Plan G Shares.

     (2) Includes stock options issued under Amended Stock Option Plan D, Amended Stock Option Plan E, Cerner Corporation 2001 Long-Term Incentive Plan F, Cerner Corporation 2004 Long-Term Incentive Plan G (as amended on December 3, 2007) and the Omnibus Plan.

Vote Required

The affirmative vote of a majority of the shares of Cerner Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal. Our Board recommends a vote in favor of the Omnibus Plan (as Amended and Restated May 22, 2015) as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than December 11, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, Missouri 64117

For a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between:

•	the close of business on January 11, 2016; and

•	the close of business on February 22, 2016, unless,

the date of the shareholder meeting is moved more than 30 days before or after May 10, 2016 (the second Tuesday in May as set forth in the Bylaws), then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made.

You may propose director candidates for consideration by the Board's NG&PP Committee. Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.

In addition, the Company's Bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by the Company's Bylaws.

A shareholder may send a proposed director candidate's name and information to the Board at any time. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.

To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with the Company's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on January 11, 2016 and the close of business on February 22, 2016, unless the date of the shareholder meeting is moved more than 30 days before or after May 10, 2016 (the second Tuesday in May as set forth in the Bylaws), then the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Cerner, Investor Relations, Corporate Governance."

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, shareholders who have the same address and last name will receive only one paper copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Annual Report and Proxy Statement, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single paper copy of the Annual Report and Proxy Statement, please notify our Corporate Secretary by mail at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 or by telephone at (816) 201-1024.

OTHER MATTERS

We know of no other matters to be brought before the Annual Shareholders' Meeting. If any other matter properly comes before the Annual Shareholders' Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 13, 2015

APPENDIX I

CERNER CORPORATION
PERFORMANCE-BASED COMPENSATION PLAN

(As Amended and Restated May 22, 2015)

1.	Name. The name of the Plan is the Cerner Corporation Performance-Based Compensation Plan (the "Plan").

2.
Basic Function. The Plan establishes certain parameters pursuant to which Cerner Corporation (the "Company") may make performance Awards (as defined in Section 4) to key associates and officers of the Company and its subsidiaries, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. The Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based Awards that may be made under a Company-sponsored equity compensation plan. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company (an "Incentive Period"). Awards to certain executives are made pursuant to the "Executive Award Feature" (see Section 11). All Awards will be calculated as soon as administratively practicable following the end of the applicable Incentive Period for which the Award is based or relates. All Awards which are paid in cash will be paid out no later than March 15th of the earlier of the calendar year following achievement of the applicable performance goals or the calendar year following the year in which the Incentive Period relating to the Award ends.

3.
Purpose. The purpose of the Plan is to provide a meaningful incentive to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious and attainable short-term and long-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements.

The Plan is also intended to secure the full deductibility of compensation payable to the Company’s Covered Executives (as defined in Section 11 below), whose compensation is potentially subject to the tax deduction limitations of Section 162(m) ("Section 162(m)" of the Internal Revenue Code of 1986, as amended (the "Code")). With respect to Awards made to Covered Executives, all compensation payable hereunder or attributable to equity-based Awards, the terms of which are subject to the rules contained herein, is intended to qualify as "performance-based compensation" as described in Code Section 162(m)(4)(C) and may be payable either in cash or, if permitted under a Company shareholder-approved equity plan, shares of the Company's common stock ("Shares").

4.
Applicability to Company Performance-Based Compensation Awards and Company Equity Plans. The Plan serves as a Section 162(m) "platform plan" such that, to the maximum extent permitted by law and to the extent determined appropriate by the Compensation Committee (the “Compensation Committee") of the Company's Board of Directors (the "Board"), the Plan may be utilized for all forms and types of compensatory arrangements, awards, programs or plans (equity or cash-compensation based) sponsored or maintained by the Company (the "Awards"). To the extent applicable and not inconsistent with the terms of any other Company-sponsored compensation plan(s), with the Board's and Company shareholders' approval of this Plan, the terms and conditions of this Plan shall supplement such other Company-sponsored compensation arrangements.

5.
Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee. Certain materials terms of the Plan are subject to the approval of the shareholders of the Company at a meeting of the shareholders at which a quorum is present or represented once every five (5) years in accordance with Section 162(m). The Plan may be further amended from time to time by the Compensation Committee provided that any amendment which, if effected without the approval of the shareholders of the Company, would result in the loss of an exemption from federal income tax deduction limitations under Section 162(m) for amounts payable thereunder but would not result in such loss if approved by the shareholders, shall become effective only upon approval thereof by the shareholders of the Company within the meaning of Section 162(m).

6.
Administration. The Plan is administered by the Compensation Committee. The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan. In suitable circumstances, the Compensation Committee may evaluate and use the Company's management's input as well as input and other relevant information from any outside parties it deems appropriate.

7.
Participation. Key associates and officers eligible for participation in the Plan will be determined by the Compensation Committee on an annual basis. Executive officers eligible to receive Awards under the Executive Award Feature of the Plan will be identified each year by the Compensation Committee as described in Section 11 below.

8.
General Feature; Determination of Annual Targets. The Compensation Committee and Company management will determine the measure or measures of financial performance and/or the target levels of operational performance ("Performance Measures"), the attainment of which in any Incentive Period will result in the payment, exercise, settlement or vesting of Awards to all eligible participants except for those executives covered by the Executive Award Feature. Establishment of Performance Measures may be made, and under appropriate circumstances may subsequently be modified, either by the Compensation Committee or Company management at any time during an Incentive Period. Different Performance Measures may be established for each participant. During an Incentive Period, the Compensation Committee or Company management will monitor corporate performance throughout such period and may elect at any time before the end thereof to adjust the established Performance Measures as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the general feature of the Plan may also be adjusted upward or downward depending upon subjective evaluations by an associate's executive or manager. Subject to any clawback obligation of the Company pursuant to any applicable law or a Company clawback or recoupment policy, in no event will the aggregate amount paid under the general feature of the Plan for all eligible participants be adjusted below 95% of the sum of the amounts calculated for all eligible participants as of the last day of the Incentive Period with reference to the Annual Targets as calculated based upon actual results through the end of the Incentive Period ("Minimum Payout Amount"). In the event that downward adjustments are made that bring the aggregate amounts to be paid to eligible participants below the Minimum Payout Amount, an upward adjustment will be made in the aggregate amount paid to other eligible participants (such upward adjustment allocated among one or more other eligible participants as determined by the Compensation Committee or Company), such that the total amount paid to eligible participants as a group is not less than the Minimum Payout Amount. Notwithstanding any other provision in this Plan to the contrary, in no circumstances will any upward adjustment being made pursuant to this provision result in an increase in the amount of compensation to any eligible participant who is a "covered employee" of the Company as defined in Code Section 162(m)(3).

9.
Performance Measures. Performance Measures for any Incentive Period may include but are not limited to one or more of the Executive Targets set forth in Section 11. Performance Measures may also include individual factors including but not limited to associate productivity, associate retention, and individual milestone achievement. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Notwithstanding the foregoing, the Performance Measures applicable to executive officers covered under the Executive Award Feature and the maximum amount payable, or maximum number of Company Shares subjected to Awards, in any Incentive Period shall be as set forth in the Executive Award Feature of the Plan (see Section 11).

10.
Individual Factors. The Compensation Committee or Company management, in exercising discretion under the Plan on determinations of Awards payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

11.
Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any Awards granted under the Plan to those individuals identified by the Compensation Committee as Section 16 “insiders” of the Company, within the meaning of Security Exchange Commission Regulations (the "Covered Executives"), for purposes of this Plan, shall be governed by the provisions of this Section 11 while such associate is a Covered Executive.

(i)On or before the ninetieth (90th) day of any Incentive Period of a year or longer, or on or before the date which is no more than twenty-five percent (25%) of the total number of days in any Incentive Period that is shorter than a calendar year, the Compensation Committee will: (a) identify those individuals who it reasonably believes will be Covered Executives for the Incentive Period for which the payment, vesting or settlement of an Award will cause the inclusion of taxable income by the Covered Executive, (b) establish in writing the Earnings Per Share Target (as defined below) for such Incentive Period, (c) establish in writing the Company Operating Margin Target (as defined below) for such Incentive Period, (d) establish in writing the Agreement Margin Targets (as defined below) for such Incentive Period, and (e) establish in writing any other targets for the Covered Executives as specifically set forth below and as determined by the Compensation Committee and set forth in the Compensation Committee minutes (“Other Targets”) (the Earnings Per Share Target, the Company Operating Margin Target, the Agreement Margin Target and all Other Targets to be referred to collectively as the "Executive Targets"). The Compensation Committee may elect to establish any combination of the above Executive Targets for a given Incentive Period provided that any established Executive Target(s) be established within the applicable time period set forth above. Payment amounts for achievement at or above an Executive Target need not be limited to designated incremental levels only. Rather, the Committee may establish payment terms such that the payment amount is correlated directly to the percentage level of achievement at or above the Executive Target (e.g., a 104% level of achievement of an established target level will result in a payout of 104% of the amount that would have been paid at a 100% of target level of achievement). Due to the Compensation Committee's belief that the disclosure of the Executive Targets would adversely affect the Company, the Compensation Committee, the Covered Executives and all other directors, officers and associates who become aware of such targets shall and will treat such Executive Targets for any Incentive Period as confidential. Executive Targets based on recognized accounting principles shall be determined and deemed satisfied by using the same accounting principles in effect and relied upon when such Executive Target was established.

(ii)The Earnings Per Share Target shall be expressed as a specific target earnings per Share on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.

(iii)The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company's revenue relative to the expense associated with that revenue.

(iv)The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.

(v)The Other Targets shall be determined based solely on the following list of business criteria for the Company on a segregated or consolidated basis, or for one or more of the Company’s subsidiaries, segments, divisions or business units, as selected by the Compensation Committee:

(a)	Total shareholder return;

(b)
Stock price increase (including attainment of a specified per-Share price during the Incentive Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(c)	Return on equity;

(d)	Return on capital;

(e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(f)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

(g)	Operating profit/margin (either in the aggregate or on a per-Share basis);

(h)	Operating income (either in the aggregate or on a per-Share basis);

(i)	Net earnings (either in the aggregate or on a per-Share basis);

(j)	Net income or loss (either in the aggregate or on a per-Share basis);

(k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

(l)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

(m)	Achievement of business or operational goals such as market share and/or business development;

(n)	Economic value added;

(o)	Revenue levels;

(p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

(q)	Price to earnings ratio;

(r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

(s)	Total expenditures.

Any applicable Executive Target may be applied on a pre- or post-tax basis; and provided further that the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, infrequent or nonrecurring gain or loss. As established by the Compensation Committee, the Executive Targets may include, without limitation, GAAP and non-GAAP financial measures. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's shareholders, which are incorporated herein by reference. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

(vi) Prior to any payment, vesting or settlement of an Award to any Covered Executive of any amount accrued under this Section 11, the Compensation Committee (or its delegated subcommittee) shall confirm in writing that an Executive Target has been satisfied and authorize the payment; this can be satisfied by confirmation in the Compensation Committee minutes reflecting such approval was granted by the Compensation Committee or the subcommittee prior to payment. The Compensation Committee shall have no discretion to increase the amount of any Covered Executive's Award, but may reduce the amount of, or totally eliminate, such Award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Covered Executive's performance or unanticipated factors.

(vii) Covered Executive Individual Limitations.

(a)
Subject to adjustment as provided below, with respect to any equity-based Award that could be payable in Shares (e.g., stock options, stock-settled stock appreciation rights, performance-based restricted stock or performance-based restricted stock units) or any equity-based Award that could be payable in cash but in an amount determined based solely on the then fair market value of the Shares underlying such Award (e.g., performance-based restricted stock units or cash-settled stock appreciation rights) (collectively, "Stock Awards"), in no event may any one participant be granted Stock Awards subject to this Plan in any single calendar year covering or relating to the exercise of more than 2,000,000 Shares (which such number takes into account the 2-for-1 stock splits effective as of June 24, 2011 and June 28, 2013); provided, however, that to the extent a Company shareholder-approved equity plan contains a lower limitation, the lower limitation in that plan shall control. If any change is made in the Shares without the receipt of consideration by the Company (e.g., through stock dividend, stock split etc.), the above maximum Share limitation shall be appropriately and automatically adjusted to reflect such change.

(b)
With respect to any cash-based Awards, if at the end of an Incentive Period any of the Executive Targets established by the Compensation Committee have been met, the maximum amount payable to the Covered Executives in any calendar year shall be as follows: (1) for the Chief Executive Officer, 200% of the Chief Executive Officer's base salary at the time the Executive Targets are established, and (2) for all other executive officers, 175% of such individual's base salary at the time the Executive Targets are established; provided, however, for purposes of these limitations in no event will a Covered Executive's base salary in excess of $3,000,000 be taken into account. The Compensation Committee has discretion to reduce the amount of any Award, provided, however, under no circumstances may the Compensation Committee increase the amount of an Award beyond its maximum limit. For quarterly or annual cash-based Awards, the amount of the Award reduction, if any, will depend upon a subjective cash-based Award reduction factor, formally known as an "Annual Performance Evaluation (APE) Factor," which will be determined at the Covered Executive's end-of-the-year evaluation. This factor will range from 100% of the maximum Award amount for demonstrated distinguished performance to 0% if performance does not satisfy the required standard.

(viii) At the election of the Compensation Committee, the Covered Executives’ individual performance plan agreements may provide for an Award recovery in the event the Company implements a Mandatory Restatement, which restatement relates to one or more fiscal years. Such Award recovery would require that some or all of any amounts paid to a Covered Executive as an Award earned under this Plan that related to such restated periods would be recoverable and must be repaid within ninety days of such restatement(s). The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement. For this purpose, a "Mandatory Restatement" is a restatement of the Company's audited financial statements included in any of its periodic reports filed with the Securities and Exchange Commission (SEC), which, in the good faith opinion of the Company's Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding: a) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year; b) any restatement that in the good faith judgment of the Audit Committee of the Board is required due to a change in the manner in which the Company's auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based); and, c) any restatement that is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Covered Executives and that occurred regardless of the Covered Executives’ diligent and thorough performance of their duties and responsibilities.

12.
Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A (“Section 409A”), the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing Section 409A. In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.

APPENDIX II

CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN

(As Amended and Restated May 22, 2015)

The purpose of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Plan") is to encourage designated key associates, consultants and non-employee directors of Cerner Corporation (the "Company") and its subsidiaries to contribute materially to the growth of the Company by providing such individuals with the opportunity to acquire Shares of the Company's stock, thereby benefiting the Company's shareholders by aligning the economic interests of the participants with those of the shareholders.

1.    Reallocation of Shares from Plan G

From and after the Original Effective Date (as defined in Section 20), the following shares of common stock of the Company ("Shares") from the Cerner Corporation 2004 Long-Term Incentive Plan G (the "Prior Plan") shall be available for issuance pursuant to the Plan: (i) all Shares available for the grant of awards under the Prior Plan as of the Original Effective Date and (ii) with respect to outstanding awards under the Prior Plan as of the Original Effective Date that for any reason expire or are cancelled or terminated thereafter without having been exercised, delivered or vested in full, as the case may be, all Shares allocable to the unexercised, undelivered or unvested portion of each such award (collectively, the "Prior Plan Shares"). Following the Original Effective Date, no additional awards shall be granted under the Prior Plan. From and after the Original Effective Date, all outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan. All Grants (as defined in Section 3) granted on or after the Original Effective Date of this Plan will be subject to the terms of this Plan.

2.    Administration

(a)    Committee. The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors or such other committee as the Board of Directors of the Company (the “Board”) may designate to administer this Plan (the "Committee"). The Committee shall consist of three or more members of the Board, all of whom shall be: (i) "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations, (ii) "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) in the judgment of the Board, qualified to administer the Plan and act as a Member of the Committee pursuant to all applicable rules, regulations and listing standards of the Nasdaq Stock Market (or such other stock exchange on which Shares are traded), including any applicable standards for independence. Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

(b)    Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability, vesting or delivery and the acceleration of exercisability, vesting or delivery; (iv) amend the terms (other than terms related to initial pricing of the Shares) of any previously issued Grant; (v) cause the forfeiture of any Grant or recover any shares, cash or other property attributable to a Grant for violations of any Company ethics policy or pursuant to any Company compensation clawback policy; and (vi) deal with any other matters arising under the Plan.

(c)    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or, subject to applicable law, officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) with respect to Section 16 Persons, or (ii) in any way which would jeopardize the Company's ability to qualify for Rule 16b-3 or the "performance-based compensation" exception under Section 162(m) of the Code.

(d)    Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt, amend or rescind such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

3.    Grants

(a)    Awards under the Plan may consist of grants of incentive stock options as described in Section 6 ("Incentive Stock Options"), nonqualified stock options as described in Section 6 ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options"), restricted stock as described in Section 7 ("Restricted Stock"), restricted stock units as described in Section 7 (“Restricted Stock Units”), stock appreciation rights as described in Section 8 ("SARs"), bonus shares as described in Section 9 ("Bonus Shares"), performance units as described in Section 9 ("Performance Units"), performance grants as described in Section 9 (“Performance Grants”) and performance shares as described in Section 9 ("Performance Shares"), (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined in Section 5(b)).

(b)    The Committee may, in its sole and absolute discretion, place certain restrictive covenants in a Grant Instrument requiring the Grantee to agree to refrain from certain actions. Such restrictive covenants, if contained in the Grant Instrument, will be binding on the Grantee.

(c)    The Committee may provide that Grants shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional Shares or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any Shares subject to a Grant with a performance condition; for such Grants, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Grantee unless and until, and only to the extent that, the Shares subject to the Grant vest upon satisfaction of the relevant performance condition and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Grant Instrument, or pursuant to a resolution adopted by the Committee with respect to outstanding Grants. No dividends or dividend equivalents shall be paid on Options or SARs.

4.    Shares Subject to the Plan

(a)    Shares Authorized. Subject to the adjustment provisions specified in Section 4(e) below, the aggregate number of Shares that may be issued or transferred under the Plan is Thirty-Two Million (32,000,000) Shares plus the Prior Plan Shares (the "Maximum Share Limit"). The Shares may be authorized but unissued Shares or reacquired Shares, including treasury Shares and Shares purchased by the Company on the open market for purposes of the Plan.

(b)    Fungible Share Counting. Subject to adjustment under Section 4(e), an Option or SAR shall be counted against the Maximum Share Limit as one share for each Share subject to the Option or SAR, and any Grant of Restricted Stock, Restricted Stock Unit, Bonus Share, Performance Unit, Performance Grant or Performance Share (a "Full Value Award") shall be counted against the Maximum Share Limit as 2.4 Shares for each one Share subject to such Full Value Award. To the extent that a Share that was subject to a Grant that counted as one share is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with one Share. To the extent that a Share that was subject to a Grant that counted as 2.4 Shares is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with 2.4 Shares. For the avoidance of doubt, the fungible Share counting set forth in this Section 4(b) shall apply solely with respect to determining the counting of Shares against the Maximum Share limit and shall not apply with respect to the counting of Shares under the individual Share limits set forth in Section 4(d).

(c)    Other Share Counting Rules. For purposes of counting the number of Shares available for Grants, if and to the extent Shares subject to an outstanding Grant are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration, then such Shares shall immediately again be available for issuance under this Plan and credited back to the Maximum Share Limit. Shares withheld or tendered with respect to the payment of any Option Exercise Price, Shares withheld or tendered with respect to payment of any applicable federal, state and local income withholding, payroll or similar taxes (the “Applicable Withholding Tax”), Shares repurchased by the Company using Option Exercise Price proceeds, and all Shares underlying any portion of an Option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against this Maximum Share Limit on the same basis as set forth above in Section 4(b). To the extent that RSUs or Performance Units are settled in cash, any Shares underlying such Grants which are not issued in light of such award being settled in cash, shall be added back to the Maximum Share Limit.

(d)    Individual Limit. During any calendar year, no individual may be granted Options or other Grants under the Plan that, in the aggregate, may be settled by delivery of more than two million (2,000,000) Shares, subject to adjustment as provided in Section 4(e). In addition, with respect to Grants the value of which is based on the Fair Market Value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such Grants that exceed the greater of the Fair Market Value (as defined in Section 6(b)(iii)) of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that Grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only Grants, and vice versa; nevertheless, Grants that may be settled in Shares or cash must not exceed either limitation.

With respect to Grants, the value of which is not based on the Fair Market Value of Shares, no individual may receive Grants pursuant to this Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

(e)    Adjustments. If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company's receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the Maximum Share Limit, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that no fractional shares resulting from such adjustment shall be issued under Plan as a result of an adjustment under this Section 4(e), although the Committee in its sole discretion may make a cash payment in lieu of fractional Shares. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number or kind of Shares outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 4(e) shall be made and shall occur automatically by application of such formula, without further action by the Committee.

(f)    Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may approve Grants in substitution for any Options or other stock or stock-based awards granted by such entity or an affiliate thereof ("Substitute Grants"). Substitute Grants may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Grants contained in the Plan. Substitute Grants shall not count against the Maximum Share Limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.    Eligibility for Participation

(a)    Eligible Persons. All key associates of the Company and its subsidiaries ("Associates"), including Associates who are officers or members of the Board, shall be eligible to participate in the Plan. Members of the Board who are not Associates (“Non-Employee Directors”) shall be eligible to participate in the Plan. Designated non-associate consultants or advisors to the Company or a subsidiary thereof who are natural persons (other than Non-Employee Directors) providing bona fide services that are not in connection with an offer or sale of any Shares and that are not directly or indirectly maintaining or promoting a market in the Shares ("Consultants") shall also be eligible to participate in the Plan.

(b)    Selection of Grantees. The Committee shall select the Associates, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Shares subject to a particular Grant, and shall establish such other terms and conditions applicable to such Grant, in such manner as the Committee determines. Associates, Non-Employee Directors and Consultants who receive Grants under this Plan are referred to herein as "Grantees."

6.    Options Grants

(a)    Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options to a Grantee.

(b)    Type of Option and Price.

(i)    The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. The maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the Maximum Share Limit and in no event may a Non-Employee Director or a Consultant be eligible to receive a grant of Incentive Stock Options.

(ii)    The purchase price (the "Exercise Price") of a Share subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a Share on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii)    The fair market value ("Fair Market Value") per Share as of any date shall be the reported closing sale price of the Share on The NASDAQ Stock Market (or such other national securities exchange in the event the Shares are not then traded on The NASDAQ Stock Market) as of that date, or if there is no such reported sales price on the relevant date, then on the last previous day on which a sale was reported.

(iv)    Notwithstanding anything in this Plan to the contrary, in no event may the Committee (A) grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or amend outstanding Options (including amendments to adjust an Exercise Price), in each case with a lower Exercise Price than that of the replaced or outstanding Option, (B) cancel outstanding Options in exchange for a cash payment, a grant of replacement Options or SARs, or a grant of any other replacement Full Value Award, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The NASDAQ Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company’s shareholders.

(c)    Option Term. The Committee shall determine the term of each Option (the "Option Term"). The Option Term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have an Option Term that exceeds five (5) years from the date of grant.

(d)    Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control.

(e)    Termination of Employment, Disability or Death. Except as provided below, an Option may only be exercised while the Grantee who is an Associate, Non-Employee Director or Consultant (a "Service Provider") is employed by the Company. Except to the extent otherwise expressly provided in a Grant Instrument, if such a Grantee ceases to be employed for any reason other than a "disability", death, retirement or a termination for the convenience of the Company, any Option held by the Service Provider shall terminate at the close of business ninety (90) days after the Grantee's last day of performing services as a Service Provider. In such case, and in all cases described below under (i), (ii), (iii) and (iv) below, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Grantee ceases performing services as a Service Provider.

(i)    In the event that the Grantee ceases to be employed in a manner determined by the Committee or Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Grantee within sixty (60) days of such termination), the Option may be exercised by the Grantee, or in the case of the Grantee's death, by the Grantee's beneficiaries entitled to do so, (A) if the Option is an Incentive Stock Option, within three months following the Grantee's retirement, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date of retirement, but in no event later than the expiration of the Option Term.

(ii)    In the event the Grantee dies while he or she is a Service Provider, within the period referred to in clause (iv) below, or within the period described in sub-clause (A) and (B) of clause (i), above, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within one year following the Grantee's date of death, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date of death but in no event later than the expiration of the Option Term.

(iii)    In the event the Grantee ceases to be employed by the Company because the Grantee becomes "disabled", or if the Grantee becomes disabled within the period referred to in clause (iv) below, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within twelve (12) months following the date Grantee's employment has ceased or the date the Grantee became disabled, whichever is later, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date Grantee’s employment has ceased or the date the Grantee became disabled, whichever is later, but in no event later than the expiration of the Option Term.

(iv)    In the event the Grantee ceases to be employed by the Company because the Grantee is terminated or removed from the Board, as the case may be, for the convenience of the Company (as determined by the Committee or the Board in its sole discretion), any Incentive Stock Option and/or Nonqualified Stock Option exercisable on the date of termination of employment may be exercised by the Grantee within a period determined by the Committee, in its discretion, commencing on the date of termination of employment or removal from the Board and continuing for up to three (3) years after the date Grantee’s employment has ceased but in no event later than the expiration of the Option Term.

(v)    For purposes of this Section 6(e) and Sections 7, 8 and 9:

(A)    The term "Company" shall mean the Company and its subsidiary corporations.

(B)    "Disability" or "disabled" shall mean a Grantee becoming disabled within the meaning of section 22(e)(3) of the Code.

(f)    Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price and any Applicable Withholding Tax due (pursuant to Section 10). The Grantee shall pay the Exercise Price for an Option (including any Applicable Withholding Tax due pursuant to Section 10) as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering Shares owned by the Grantee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value for such Shares on the date of exercise equal to the aggregate Exercise Price and any Applicable Withholding Tax due at the time of exercise, or (z) by such other method as the Committee may approve, including attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any Applicable Withholding Tax due, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or with the approval of the Committee and solely with respect to a Nonqualified Stock Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Exercise Price and any Applicable Withholding Tax due but will reduce the number of Shares upon the exercise by the largest number of whole Shares having a Fair Market Value on the date of exercise that does not exceed the aggregate Exercise Price and any Applicable Withholding Tax. In addition, the Committee may authorize loans by the Company to Grantees in connection with the exercise of an Option, upon such terms and conditions that the Committee, in its sole discretion deems appropriate. However, the Committee may not authorize any loans under this Plan to any of the Company’s Section 16 Officers as defined by the Securities Exchange Commission and determined each year by the Company’s Board of Directors. Shares used to exercise an Option (and satisfy any Applicable Withholding Tax liability) shall have been held by the Grantee for the requisite period of time, if any, to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Applicable Withholding Tax due (pursuant to Section 10) at the time of exercise. Shares shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any Applicable Withholding Tax is paid by or recovered from the Grantee.

(g)    Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds one hundred thousand U.S. dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(h)    Recovery of Applicable Withholding Tax. The Grantee of a Nonqualified Stock Option shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the exercise of such Options. The Company shall have the right to prevent the exercise of any Option until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

7.    Restricted Stock and Restricted Stock Units Grants

The Committee may issue or transfer Shares to a Grantee under a Grant of Restricted Stock or Restricted Stock Units, upon such terms as the Committee deems appropriate. A Restricted Stock Unit shall mean any unit granted under this Section 7 evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. Except as otherwise specified in a Grant Instrument, the following provisions are applicable to Restricted Stock and Restricted Stock Units:

(a)    General Requirements. Shares issued or transferred pursuant to Restricted Stock and Restricted Stock Unit Grants may be issued or transferred with or without payment from a Grantee, as determined by the Committee. The Committee may establish conditions under which restrictions on Shares of Restricted Stock and Restricted Stock Units shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock and Restricted Stock Units will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period." Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a), Restricted Stock and Restricted Stock Unit Grants to new hires, and Restricted Stock and Restricted Stock Unit Grants to Non-Employee Directors, all Restricted Stock and Restricted Stock Unit Grants to Associates shall be subject to a minimum vesting schedule as follows: (a) Time-based Restricted Stock and Restricted Stock Unit Grants shall have a minimum three (3) year vesting schedule with respect to at least a portion of the Restricted Stock and Restricted Stock Unit Grants; and (b) Performance-based Restricted Stock and Restricted Stock Unit Grants shall be based on a performance period of no less than one (1) year. Notwithstanding the foregoing minimum vesting schedule, the Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control, termination of employment following Change of Control or other special circumstances determined appropriate by the Committee.

(b)    Number of Shares. Subject to Section 4, the Committee shall determine the number of Shares to be issued or transferred pursuant to a Restricted Stock Grant or issuable or transferable pursuant to a Restricted Stock Unit Grant and the restrictions applicable to such Restricted Stock or Restricted Stock Units.

(c)    Requirement of Employment. If the Grantee who is a Service Provider ceases to be employed by the Company during the Restriction Period, or if other specified conditions are not met, the Restricted Stock or Restricted Stock Unit Grant shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed at the close of business on the Grantee's last day of employment, and those Shares must be immediately returned to the Company. As provided in the Grant Instrument or as elected by the Committee, in its sole discretion, in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control, restrictions for all or a portion of such Restricted Stock or Restricted Stock Unit may lapse upon the occurrence of such event.

(d)    Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of Restricted Stock or the rights relating to the Restricted Stock Units except to a Successor Grantee under Section 11(a). Each certificate for a Share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the Share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed.

(e)    Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period the Company, and not the Grantee, shall vote the Shares of Restricted Stock. A Grantee shall have no voting rights with respect to Restricted Stock Units. During the Restriction Period the Grantee shall have the right to receive any dividends or other distributions paid on such Restricted Shares, and may be entitled to receive dividend equivalents with respect to Restricted Stock Units, subject to any restrictions deemed appropriate by the Committee. Such dividends or dividend equivalents, if any, may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock or additional Restricted Stock Units, upon such terms as the Committee may establish, including the achievement of specific performance goals.

(f)    Lapse of Restrictions. All restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may terminate the restrictions, in its discretion, as to any or all Restricted Stock Grants, without regard to any Restriction Period, in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control. Upon the lapse of restrictions applicable to Restricted Stock Units, the Company shall settle the Restricted Stock Units by delivering to the Grantee a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee; provided that any fractional Share underlying Restricted Stock Units shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the applicable vesting date multiplied by the remaining fractional Restricted Stock Unit. Notwithstanding the foregoing, the Committee may elect to settle any outstanding Restricted Stock Units in cash in an amount equal to the Fair Market Value of the Shares underlying the vesting Restricted Stock Units and without any delivery of underlying Shares. Upon the settlement of any Restricted Stock Unit, the underlying Shares or cash payment shall be made within thirty (30) days of such settlement or as soon as administratively practicable, if later.

(g)    Recovery of Applicable Withholding Tax. The Grantee of Restricted Stock or Restricted Stock Units shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to such Restricted Stock or Restricted Stock Units. The Committee shall have the right to retain possession of the certificates for Shares of Restricted Stock or suspend delivery of any payment relating to Restricted Stock Units until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

8.    Stock Appreciation Rights Grants

(a)    General Requirements. The Committee may grant SARs to a Grantee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, a predetermined percentage of the Fair Market Value of a Share as of the date of grant of the SAR, which percentage shall equal 100% or greater of the Fair Market Value.

(b)    Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.

(c)    Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument; provided, however, that the term of the SAR shall not exceed ten years. The Committee or the Grant Instrument may provide for accelerated exercisability in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control. SARs may only be exercised while the Grantee is employed by the Company or during the applicable period after termination of employment as described in Section 6(e) for Options. For purposes of the preceding sentence, the rules applicable to a tandem SAR shall be the rules applicable under Section 6(e) to the Option to which it relates, and the rules applicable to any other SAR shall be the rules applicable under Section 6(e) for a Nonqualified Stock Option. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)    Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(e)    Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, Shares, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If Shares are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

(f)    Recovery of Applicable Withholding Tax. The Grantee of a SAR shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the exercise of such SAR. The Company shall have the right to prevent the exercise of any SAR until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

(g)    Notwithstanding anything in this Plan to the contrary, in no event may the Committee: (A) grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, or amend outstanding SARs (including amendments to adjust a SAR base amount), in each case with a lower base amount than that of the replaced or outstanding SAR, (B) cancel outstanding SARs in exchange for a cash payment, a grant of replacement SARs or Options, or a grant of any other replacement Full Value Award, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The NASDAQ Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company's shareholders.

9.    Performance Units, Performance Shares, Performance Grants and Bonus Shares Grants

(a)    General Requirements. The Committee may grant Performance Units, Performance Shares, Performance Grants or Bonus Shares to a Grantee. Each Performance Unit/Share shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit/Share, if performance goals established by the Committee are met. A Performance Unit shall have a value based on such measurements or criteria as the Committee determines. A Performance Share shall have a value equal to the Fair Market Value of a Share. A Performance Grant is any other Grant authorized under this Plan that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals, including those described in Section 12. A Bonus Share is a Share awarded to a Grantee without cost and without restriction in recognition of past performance (whether determined by reference to another associate benefit plan of the Company or otherwise) or in connection with the Company or one of its subsidiaries hiring an associate, as permitted by applicable law. The Committee shall determine the number of Performance Units/Shares, Performance Grants and Bonus Shares to be granted and the requirements applicable to any such Grants.

(b)    Performance Period and Performance Goals. When Performance Units/Shares are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goals applicable to the Units/Shares ("Performance Goals") and such other conditions of the Grant as the Committee deems appropriate. In no event shall a Performance Period be less than twelve (12) months.

(c)    Payment with respect to Performance Units/Shares. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units/Shares are met, the value of the Performance Units (if applicable) and the amount, if any, to be paid with respect to the number of Performance Units/Shares that have been earned. Payments with respect to Performance Units/Shares shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee.

(d)    Requirement of Employment. If the Grantee who is an Associate ceases to be employed by the Company during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's Performance Units/Shares shall be forfeited at the close of business on the Grantee's last day of employment. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate. If the Grantee ceases to be employed by the Company after the expiration of a Performance Period but prior to payment, payment shall be made to the Grantee or the Successor Grantee, if applicable, as soon as practicable following the end of the Performance Period, but in no event more than two and a half (2 ½) months following the end of the Performance Period.

(e)    Recovery of Applicable Withholding Tax. The Grantee of Bonus Shares, Performance Grants, Performance Units or Performance Shares shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the Bonus Shares, Performance Grants, Performance Units or Performance Shares. The Committee will have the right to recover such Applicable Withholding Tax from the cash payable or shares to be allotted to the Grantee. The amount of Applicable Withholding Tax shall be payable by or recoverable from the Grantee in accordance with the provisions of Section 10.

10.    Withholding/Recovery of Taxes

(a)    Recovery of Applicable Withholding Tax. All Grants under the Plan shall be subject to the Grantee's obligation to the Company to pay or have withheld any Applicable Withholding Tax, wherever payable by the Company – with respect to Options, SARs, Restricted Stock, Bonus Shares, Restricted Stock Units, Performance Units or Performance Shares. The Company shall have the right to recover such Applicable Withholding Tax by deducting such amounts from all Grants paid in cash or from other wages or compensation paid to the Grantee. In case of Options and other Grants paid in Shares, the Company may require the Grantee or any other person receiving such Shares to pay to the Company the amount of such Applicable Withholding Tax with respect to such Grants or the Company may deduct from other wages paid by the Company the amount of any Applicable Withholding Tax payable by the Company with respect to such Grants. The Company shall have the right to withhold an allotment of Shares in respect of SARs, Restricted Stock Units, Bonus Shares, Performance Shares or Performance Units until such Applicable Withholding Tax is paid by or recovered from the Grantee.

(b)    Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company's Applicable Withholding Tax obligation with respect to an Option, SAR, Restricted Stock, Restricted Stock Units, Performance Units, Bonus Shares or Performance Shares, any of which is paid in Shares, by having Shares withheld having an aggregate Fair Market Value up to an amount that does not exceed the required minimum amount necessary to satisfy Applicable Withholding Tax. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee. Once filed, such election will be irrevocable. The Committee may require such election to be made during specified periods during the year and at times during which a Section 16 Officer would otherwise be prohibited from engaging in purchases or sales with respect to the Shares.

11.    Transferability of Grants

(a)    Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights which have not been extinguished by the Grantee's death. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Grantee may transfer a Grant to family members or other persons or entities according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

12.    Grants Subject to Code Section 162(m)

Any Grant to a Grantee who is a "covered employee" within the meaning of Code Section 162(m), the exercisability or settlement of which is subject to the achievement of performance goals, shall qualify as "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. The performance goals for such a Grant shall consist of one or more of any business criteria under any Company-shareholder-approved performance plan, including, but not limited to, the Company's Performance-Based Compensation Plan, and subject in all respects to the terms and conditions set forth in such plan.

13.    Deferrals

Except with respect to any Option or SAR for which no form of deferral election may be made, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee by virtue of the settlement or payment with respect to any Restricted Stock Unit, Bonus Shares, Performance Unit, Performance Share or Performance Grant. If any such deferral election is permitted or required, the Company shall establish rules and procedures for such deferrals and such rules and procedures will, at all times, be subject to and consistent with the requirements of Code Section 409A and all applicable guidance thereunder such that none of the additive taxes under Code Section 409A will apply.

14.    Requirements for Issuance or Transfer of Shares

No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

15.    Amendment and Termination of the Plan

(a)    Amendment. The Committee or the Board of Directors of the Company may amend or terminate the Plan at any time or from time to time, without obtaining the approval of the Company's shareholders, except that the Plan may not be amended without the approval of the Company’s shareholders (i) to increase the aggregate number of shares issuable under the Plan (excepting proportionate adjustments made under Section 4(e) to give effect to stock splits, etc.) or (ii) make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed.

(b)    Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the New Effective Date, unless the Plan is terminated earlier by the Committee or is extended by the Committee with the approval of the shareholders.

(c)    Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)    Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

16.    Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

17.    Rights of Participants

Nothing in this Plan shall entitle any Associate, Non-Employee Director, Consultant or other person to any claim or right to be awarded a Grant under this Plan, and no Grant shall entitle any Associate, Non-Employee Director, Consultant or other person to any future Grant. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

18.    No Fractional Shares

No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.    Reorganization, Merger, Consolidation, Sale of Assets or Change of Control

(a)    General. Except as otherwise provided in any Grant Instrument or other agreement approved by the Committee to which any Non-Employee Director, Consultant or Associate is a party, in the event that the Company undergoes a Change of Control, as defined in Section 19(c), each Option, share of Restricted Stock and other Grant held by a Non-Employee Director shall without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of such Change of Control. In addition to the foregoing, in the event the Company undergoes a Change of Control or in the event of a corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall also have the full power and discretion to prescribe and amend the terms and conditions of any outstanding Grants granted hereunder. The Committee may remove restrictions on Restricted Stock and Restricted Stock Units and may modify the performance requirements for any other Grants. The Committee may provide that Options or other Grants granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Grants will expire. Any such determinations by the Committee may be made generally with respect to all Grantees, or may be made on a case-by-case basis with respect to particular Grantees. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation or Change of Control.

(b)    Stock Options. By way of illustration, and not by way of limitation, in the event of a Change of Control or in the event of corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee may, without obtaining shareholder approval (i) in all such events other than a liquidation, cause any Option then outstanding to be assumed by the surviving corporation in such corporate transaction; (ii) require the mandatory surrender to the Company by any Grantee of some (in all such events other than a liquidation) or all of the outstanding Options held by a Grantee as of a date specified by the Company or the surviving corporation, in which event the Company or the surviving corporation shall thereupon cancel such Options and pay to each Grantee an amount of cash per share equal to the amount that could have been attained upon the exercise of such Option or realization of the Grantee's rights to the extent that such cash is available for distribution to Grantees after payment of all debt and senior securities of the Company; (iii) in all such events other than a liquidation, require the substitution of a new Option for some or all of the outstanding Options held by a Grantee provided that any replacement or substituted Option shall be equivalent in economic value to the Grantee; or (iv) in all such events other than a liquidation, make such adjustment to any such Option then outstanding as the Company deems appropriate to reflect such merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation.

(c)    Definition of Change of Control. For purposes of this Plan, a Change of Control of the Company shall mean:

(i)    The acquisition by any individual, entity or group within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” a ("Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Company (the "outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition directly from the Company, (Y) any acquisition by the Company, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)    Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

20.    Effective Date of the Plan

This Plan was originally effective on May 27, 2011, the date this Plan was originally approved by the shareholders of the Company (the "Original Effective Date"). This Plan, as amended and restated, is effective on May 22, 2015, if approved by the shareholders of the Company on such date (the "New Effective Date").

21.    Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

22.    Miscellaneous

(a)    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to associates thereof who become Associates of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an associate of another corporation who becomes an Associate by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option, restricted stock grant or any other equity award made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with the Sarbanes Oxley Act of 2002 and all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In particular, and without otherwise limiting the provisions of this Section 22(b), no Grantee subject to section 16 of the Exchange Act may exercise any Option or SAR except in accordance with applicable requirements of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)    Military Service. Grants shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

(d)    Code Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

(e)    Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Missouri.

Adopted by Shareholders on May 22, 2015

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Monday, April 13, 2015 8:12 AM
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2015 Annual Shareholders' Meeting: Electronic Voting Instructions

The Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held at 10:00 a.m., local time, on May 22, 2015. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of March 25, 2015. As of March 25, 2015 your Plan account reflected 123,456,789,012.000000 shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

There are five items for which you may vote:

Proposal #1:	The election of three director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2015.

Proposal #3:	Approval, on an advisory basis, of the compensation of our named executive officers.

Proposal #4: Approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan.

Proposal #5: Approval of the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan.

Details about each of these items are provided in the 2015 Proxy Statement.

The Board of Directors recommends that you vote for the election of director nominees Mitchell E. Daniels, Jr., Clifford W. Illig and William B. Neaves, Ph.D. and for Proposals 2, 3, 4 and 5.

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will automatically be directed to a secure site.

http://www.proxyvote.com/0012345678901

To access Proxy Vote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. EDT, May 21, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 22, 2015: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2014 Annual Report and 2015 Proxy Statement are available at www.cerner.com under "About Cerner, Investor Relations, Financial Information, Proxy Materials" or by following this link:
http://www.cerner.com/About_Cerner/Investor_Relations/Proxy_Materials/. We encourage you to access and review the proxy materials before voting.

The Company's 2014 Annual Report and its 2015 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2014 Annual Report and 2015 Proxy Statement, please contact Rheana Papek at (816) 201-2884.

Once you submit your votes, the process is complete and your votes will remain confidential.

+

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2015. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CERNER CORPORATION 2800 ROCKCREEK PARKWAY NORTH KANSAS CITY, MO 64117
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2015. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
All shareholders of record as of March 25, 2015 (or holders in street name who have obtained a valid proxy card) may vote in person at the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87372-P59864 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

Each of the following Proposals have been proposed by the Company:
1. Election of Directors
Nominees	For	Against	Abstain
1a. Mitchell E. Daniels, Jr.	☐	☐	☐
1b. Clifford W. Illig	☐	☐	☐
1c. William B. Neaves	☐	☐	☐			For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2015.						☐	☐	☐

3. Approval, on an advisory basis, of the compensation of our named executive officers.						☐	☐	☐

4. Approval of the amendment and restatement of the Cerner Corporation Performance-Based Compensation Plan.						☐	☐	☐

5. Approval of the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan.						☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 . In their discretion, the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this Proxy.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare, to make this change. Computershare's contact information is as follows:
Internet: www.computershare.com/investor
Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
M87373-P59864

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2015 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held May 22, 2015, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock of Cerner Corporation which the undersigned is entitled to vote at the 2015 Annual Shareholders' Meeting of Cerner Corporation to be held on May 22, 2015, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders' Meeting and Proxy Statement, dated April 13, 2015, and the 2014 Annual Report to Shareholders.

This Proxy Card will be voted "FOR" the election of director nominees: Mitchell E. Daniels, Jr., Clifford W. Illig and William B. Neaves, and FOR Proposals #2, #3, #4 and #5 if no choice is selected for any such proposal.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side